UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Mosaic Company

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY — SUBJECT TO COMPLETION — DATED AUGUST 11, 2011

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

August [•], 2011

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2011 Annual Meeting of Stockholders. The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on October [•], 2011, at 10:00 a.m. local time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages. At the meeting we will report on our operations during the fiscal year ended May 31, 2011. Directions to the meeting are included at the end of the accompanying Proxy Statement.

We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ James T. Prokopanko

James T. Prokopanko

President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2011 Annual Meeting of Stockholders

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on October [•], 2011, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	The election of four directors for terms expiring in 2014, each as recommended by the Board of Directors;

2.	A proposal to convert each issued and outstanding share of each series of our class B common stock (which is entitled to ten votes per share for the election of our directors and one vote per share for all other matters, and all of which is held by current and former stockholders of Cargill, Incorporated (“Cargill”) who participated in the recapitalization and split-off transaction that was completed earlier this year) on a one-for-one basis into shares of the corresponding series of our class A common stock (which is entitled to one vote per share for all matters) (referred to as the “conversion”);

3.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2012 and the effectiveness of internal control over financial reporting as of May 31, 2012, as recommended by our Audit Committee;

4.	An advisory vote to approve the compensation of our executive officers disclosed in the accompanying Proxy Statement;

5.	An advisory vote on the frequency of future stockholder advisory votes on executive compensation; and

6.	Any other business that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on August [•], 2011 are entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders.

By Order of the Board of Directors

/s/ Richard L. Mack

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

August [•], 2011

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on October [•], 2011:

Our Proxy Statement and 2011 Annual Report are available at www.mosaicco.com/proxymaterials.

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PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER [•], 2011

The Board of Directors of The Mosaic Company is soliciting proxies for use at the 2011 Annual Meeting of Stockholders to be held on October [•], 2011, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed or made available to stockholders on or about August [•], 2011. References in this Proxy Statement to “Mosaic” refer to The Mosaic Company and references to the “Company,” “we,” “us,” or “our” refer to Mosaic and its direct and indirect subsidiaries, individually or in any combination.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of 2011 Annual Meeting of Stockholders (the “Notice”). These include the election of directors; the proposal to convert each issued and outstanding share of each series of our class B common stock, on a share-for-share basis, into shares of the corresponding series of our class A common stock, also referred to as the “Conversion Proposal”; the ratification of the appointment of our independent registered public accounting firm; a non-binding advisory vote on Mosaic’s executive compensation program, also referred to as the “Say on Pay Proposal”; and a non-binding advisory vote on the frequency of future stockholder advisory votes on Mosaic’s executive compensation program, also referred to as the “Frequency of Say on Pay Proposal”. Also, management will report on our performance during the fiscal year ended May 31, 2011 and respond to questions from our stockholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission, or SEC, we may now furnish proxy materials, including this Proxy Statement and our 2011 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.

Who is entitled to vote at the meeting?

The Board of Directors has set August [•], 2011, as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on August [•], 2011, you are entitled to vote at the Annual Meeting.

As of the record date, the following shares were issued, outstanding and eligible to vote at the Annual Meeting: [•] shares of our common stock; an aggregate of 57,768,374 shares of our class A common stock (consisting of 5,256,124 shares of our class A common stock, series A-1; 5,256,125 shares of each of our class A common stock, series A-2 and class A common stock, series A-3; and 42,000,000 shares of our class A common stock, series A-4); and an aggregate of 112,991,398 shares of our class B common stock (consisting of 37,663,821 shares of our class B common stock, series B-1; 37,663,800 shares of our class B common stock, series B-2; and 37,663,777 shares of our class B common stock, series B-3).

What are my voting rights?

Holders of our common stock and each series of our class A common stock are entitled to one vote per share on all matters. Holders of each series of our class B common stock are entitled to 10 votes per share with respect to Proposal No. 1 and one vote per share with respect to each of the other proposals (including the Conversion Proposal). Therefore, a total of [•] votes are entitled to be cast at the meeting for Proposal No. 1, the Election of Directors and a total of [•] votes are entitled to be cast at the meeting for each of the other proposals. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.

Our Bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the printed proxy card, if you received one.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares.

However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, respectively, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by October [•], 2011, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

What vote is required for the election of directors and the conversion and other proposals to be approved?

The affirmative vote of a plurality of votes cast by the holders of the shares of our common stock, class A common stock and class B common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors is required to elect directors. This means that since stockholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.

With respect to the Conversion Proposal, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, class A common stock and class B common stock present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required for the approval of those proposals.

With respect to the appointment of KPMG LLP as our independent registered public accounting firm and the Say on Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of common stock, class A common stock and class B common stock present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required for the approval of those proposals.

With respect to the Frequency of Say on Pay Proposal, the frequency selected by the stockholders will be determined based on the plurality of votes cast. This means that the option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, in the event that no option receives a majority of votes cast, we will consider the option that receives the most votes cast to be the option selected by stockholders.

In connection with the recapitalization transaction that we completed in May 2011, we entered into an Amended and Restated Governance Agreement (as it may be amended from time to time, the “Governance Agreement”), dated May 25, 2011, among the Margaret A. Cargill Foundation and Anne Ray Charitable Trust (collectively, the “MAC Trusts”), Mosaic, MOS Holdings Inc., and the other stockholder parties thereto (collectively with the MAC Trusts, the “Significant Stockholders”). Pursuant to the Governance Agreement, each Significant Stockholder is subject to certain transfer, voting and standstill restrictions. In addition, each Significant Stockholder has agreed that, until the earlier of May 25, 2014 and the date on which such stockholder, together with certain of such stockholder’s permitted transferees, beneficially owns less than 10% of the total voting power for the election of our Board, such significant stockholder will vote at all meetings of the Mosaic stockholders (other than with respect to the election of directors and with respect to the Conversion Proposal) its shares of (i) class A common stock and common stock in accordance with our Board’s recommendation with respect to each matter, so long as holders of a majority of the capital stock owned by all holders, other than the Significant Stockholders, who have submitted proxies to Mosaic in respect of such meeting by 9:00 a.m. New York City time on the date of the meeting or the date of any rescheduled meeting following an adjournment or postponement thereof have authorized their securities represented by such proxies to be voted in accordance with our Board’s recommendation on such matter and (ii) class B common stock in a manner that is proportionate to the manner in which all holders of capital stock, other than the Significant Stockholders, who have submitted proxies to Mosaic in respect of such meeting by 9:00 a.m. New York City time on the date of the meeting or the date of any rescheduled meeting following an adjournment or postponement thereof have authorized their capital stock represented by such proxies to be voted. We have included a further discussion of the recapitalization transaction and related matters under the captions “Certain Relationships and Related Transactions – New Horizon Transaction” and “Proposal No. 2 – Conversion of Class B Common Stock into Class A Common Stock.”

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Conversion Proposal, ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say on Pay Proposal. Stockholders may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on the Frequency of Say on Pay Proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote, if applicable, on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on the appointment of KPMG LLP as our independent registered public accounting firm, the Say on Pay Proposal or the Frequency of Say on Pay Proposal, this will have no effect on those proposals. If you abstain from voting on the Conversion Proposal, this will be deemed to be a vote “against” the Conversion Proposal.

How does the Board of Directors recommend that I vote?

We are asking for your vote on the following proposals:

•	Election of four directors: Nancy E. Cooper, James L. Popowich, James T. Prokopanko and Steven M. Seibert;

•

The Conversion Proposal to convert each issued and outstanding share of each series of our class B common stock, on a share-for-share basis, into a share of the corresponding series of our class A common stock;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2012;

•	A non-binding Say on Pay advisory vote on Mosaic’s executive compensation program; and

•	A non-binding Frequency of Say on Pay advisory vote on the frequency of future stockholder advisory votes on Mosaic’s executive compensation program.

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the Conversion Proposal, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2012, “FOR” the Say on Pay Proposal, and “FOR” the ONE YEAR option on the Frequency of Say on Pay Proposal. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange (the “NYSE”), may not be voted on Proposal No. 1 – Election of Directors, Proposal No. 2 – Conversion Proposal, Proposal No. 4 – Say on Pay Proposal, or Proposal No. 5 – Frequency of Say on Pay Proposal. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee. Broker non-votes will have no effect on the outcome of each of these proposals.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	“FOR” the election of all of the nominees for director;

•	“FOR” the Conversion Proposal;

•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2012;

•	“FOR” the Say on Pay Proposal; and

•	“FOR” the ONE YEAR option on the Frequency of Say on Pay Proposal.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 12:00 noon Eastern time on October [•], 2011;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting; or

•	by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 21 of this Proxy Statement.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or call (763) 577- 8213.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until October [•], 2011. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by personal interview, telephone or telegrams. These individuals will receive no additional compensation for their services other than their regular salaries.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

We have stock ownership guidelines for our directors and our executive officers. Our stock ownership guideline for directors calls for ownership of shares in an aggregate amount equal in value to $425,000 to be satisfied prior to the fifth anniversary of the commencement of his or her directorship. For purposes of meeting our stock ownership guidelines, restricted stock units (whether vested or unvested) owned by a director are included. Each of our directors who has served on our Board for at least five years meets these stock ownership guidelines. Our stock ownership guidelines for executive officers are described under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis on page 49.

The following table shows the number of shares of common stock owned beneficially, as of July 1, 2011, by (1) each director and director nominee, (2) each executive officer named in the Fiscal 2011, 2010 and 2009 Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge. None of the individuals named below beneficially own any shares of our class A common stock or class B common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)(3)		Percent of Outstanding Common Stock
Phyllis E. Cochran	10,551		*
Norman B. Beug	119,134		*
Nancy E. Cooper	—		*
William R. Graber	21,592		*
Emery N. Koenig	—		*
Robert L. Lumpkins	29,387		*
Richard L. Mack	161,300		*
Harold H. MacKay	36,542		*
David B. Mathis	57,909		*
Richard N. McLellan	87,380		*
William T. Monahan	23,792		*
James (“Joc”) C. O’Rourke	14,765		*
James L. Popowich	9,336		*
James T. Prokopanko	445,147		*
Sergio Rial	—		*
David T. Seaton	2,685		*
Steven M. Seibert	11,984		*
Lawrence W. Stranghoener	284,220	(4)	*
All directors and executive officers as a group (21 persons)	1,426,764		*

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of July 1, 2011:

Name	Stock Options	Restricted Stock Units
Phyllis E. Cochran	—	4,039
Norman B. Beug	33,045	2,555
William R. Graber	—	4,039
Robert L. Lumpkins	—	8,078
Richard L. Mack	120,429	2,948
Harold H. MacKay	21,750	4,039
David B. Mathis	17,600	4,039
Richard N. McLellan	75,352	2,358
William T. Monahan	—	4,039
James (“Joc”) C. O’Rourke	14,765	—
James L. Popowich	—	4,039
James T. Prokopanko	348,574	12,578
David T. Seaton	—	2,685
Steven M. Seibert	—	4,039
Lawrence W. Stranghoener	187,824	3,931
All directors and executive officers as a group (21 persons)	898,167	66,747

(3)	We have included stock options and restricted stock units only if they are exercisable, or vest, within 60 days of July 1, 2011. Restricted stock units that do not vest within that period include 1,381 held by each of Ms. Cochran and Messrs. Graber, Koenig, MacKay, Mathis, Monahan, Popowich, Rial, Seaton and Seibert; and 2,763 held by Mr. Lumpkins.
(4)	Includes 250 shares of common stock held by Mr. Stranghoener’s three children.

Ownership of Securities by Others

We believe that, as of August 10, 2011, based on the stock transfer records of our transfer agent, the following named organizations are the record holders of more than 5% of our outstanding class A common stock and/or outstanding class B common stock:

	Class A Common Stock		Class B Common Stock
Name and Address of Record Holder	Number of Shares	Percent of Outstanding Class	Number of Shares	Percent of Outstanding Class
Christine M. Morse, Paul G. Busch and John B. Chane and their successors, as trustees of the Anne Ray Charitable Trust dated August 20, 1996, as amended 6889 Rowland Road Eden Prairie, Minnesota 55344	31,496,765	54.52%	26,810,160	23.73%

Christine M. Morse and Paul G. Busch and their successors as trustees of the Margaret A. Cargill Foundation dated January 30, 1995, as amended 15615 McGinty Road West Wayzata, Minnesota 55391	26,271,609	45.48%	22,362,488	19.79%

The Namina SubTrust c/o Catherine L. Van Der Schans 601 Carlson Parkway, No. 1235 Minnetonka, Minnesota 55305	—	—	7,579,927	6.71%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements for our fiscal year ended May 31, 2011.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Four directors currently serve in the class of directors whose terms expire at the Annual Meeting. James L. Popowich, James T. Prokopanko and Steven M. Seibert, each of whom is currently serving in the class of directors whose terms expire at the Annual Meeting, will stand for re-election at the Annual Meeting for three-year terms expiring in 2014. Our Board has nominated Nancy E. Cooper for election at the Annual Meeting for a three-year term expiring in 2014 to fill the vacancy resulting from the retirement of David B. Mathis upon conclusion of the Annual Meeting.

As part of a settlement agreement we entered into in connection with stockholder litigation arising from Cargill’s exit from its ownership of Mosaic (the “New Horizon Transaction”), we agreed that one of the two Cargill-affiliated directors on our Board of Directors would resign as a director no later than the date of the next annual meeting of our stockholders. In connection with this provision of the settlement agreement, we expect Sergio Rial, one of the two Cargill-affiliated directors, will offer to resign as a director effective at the conclusion of the Annual Meeting. Although we greatly value the contributions Mr. Rial has made as a director, our Board of Directors intends to accept Mr. Rial’s resignation in order to comply with the settlement agreement. We thank Mr. Rial for his services throughout the time he has been a member of our Board.

In accordance with our bylaws, our Board of Directors has determined to set the number of directors at 11 members, effective as of the date of the Annual Meeting. The names of the directors whose terms expire at the Annual Meeting, of the nominees for director and of those directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service on the Board, and a summary of their specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director are set forth below.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

Nominees for Election as Class I Directors Whose Terms Expire in 2014

Nancy E. Cooper. Age 57, director nominee. Ms. Cooper served as Executive Vice President and Chief Financial Officer of CA Technologies (“CA”), an IT management software provider, from August 2006 until she retired in May 2011. Ms. Cooper joined CA in August 2006 with nearly 30 years of finance experience. From 2001 until August 2006, Ms. Cooper served as Chief Financial Officer for IMS Health Incorporated, the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. Prior to joining IMS Health, she was the Chief Financial Officer of Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management. Ms. Cooper has also served as a director and a member of the Audit Committee of Teradata Corporation since 2009. Ms. Cooper would bring to our Board financial expertise, experience as the chief financial officer of a global, publicly-traded company in the software technology industry, gender diversity, and audit committee experience.

James L. Popowich. Age 67, director since December 2007. Mr. Popowich serves as a director of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and best practices in the mining industry. From May 2008 through May 2009 Mr. Popowich served as Past President of CIM and he served as President of CIM from May 2007 to May 2008, and as a director of Climate Change Central, an organization established by the Alberta government dedicated to the reduction of greenhouse gasses in Alberta primarily through energy efficiency and demand side management from 2002 to September 2010. He served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and also served as President of the Fording Canadian Coal Trust, a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich previously served as Executive Vice President of EVCC from February 2003 to January 2004. Mr. Popowich brings to our Board significant executive, operational, environmental, health and safety, corporate social responsibility and community experience in Canadian mining, as well as in addressing greenhouse gas matters in Canada.

James T. Prokopanko. Age 58, director since October 2004. Mr. Prokopanko has been our President and Chief Executive Officer since January 2007. He joined us as our Executive Vice President and Chief Operating Officer in July 2006, serving in such offices until being elected President and Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a platform leader of Cargill’s Ag

Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko is the sole director who is a member of management. Mr. Prokopanko, as our Chief Executive Officer, serves as the principal interface between management and our Board, and facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other. Mr. Prokopanko is currently a director of Vulcan Materials Company.

Steven M. Seibert. Age 56, director since October 2004. Mr. Seibert joined the Collins Center for Public Policy, a non-profit, non-partisan organization that seeks opportunities and takes action to improve the quality of lives of the citizens of Florida and the nation, as its Senior Vice President and Director of Policy in July 2008. Prior to joining the Collins Center, Mr. Seibert operated The Seibert Law Firm in Tallahassee, Florida from January 2003 to July 2008 and represented private and public sector clients in environmental and land use matters. He also served as the Executive Director of the Century Commission for a Sustainable Florida from 2005 until July 2008. Prior to starting his law practice in 2003, Mr. Seibert was Secretary of the Florida Department of Community Affairs from 1999 to 2003 and, before that, Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999. Mr. Seibert’s experience contributes to our Board’s understanding of environmental, land use, public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.

Class II Directors Whose Terms Expire in 2012

Phyllis E. Cochran. Age 59, director since October 2006. Ms. Cochran has served as President of the Parts Group of Navistar, Inc., the operating company of Navistar International Corporation, a truck and engine manufacturer, since January 2010 and served as the Senior Vice President and General Manager of the Parts Group of Navistar, Inc. from January 2007 until her election as President in January 2010. Previously, she served as Vice President and General Manager of the Parts Group of Navistar, Inc. from January 2004 to December 2006. She also serves on Navistar’s Executive Council. Ms. Cochran served as the Chief Executive Officer and General Manager of Navistar Financial Corporation, Navistar’s captive finance company, from December 2002 to December 2003. Since joining Navistar in 1979, she has held various positions, including Vice President of Operations and Controller at Navistar Financial Corporation and other financial management roles. Ms. Cochran brings to our Board a breadth of executive and operational leadership experience in both financial matters and strategy development and execution.

Robert L. Lumpkins. Age 67, director since January 2004. Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006. Mr. Lumpkins served as Chief Financial Officer of Cargill from 1989 to 2005. Mr. Lumpkins serves as a member of the Board of Directors of Ecolab, Inc. and Airgas, Inc. and previously served as a member of the Board of Directors of Webdigs, Inc. until his resignation in May 2010. He also serves on the nonprofit board of Howard University. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC Global Inc. (“IMC”) and Cargill’s fertilizer businesses. The combination of Mr. Lumpkins’ experience in executive and financial leadership roles during his nearly 40-year career at Cargill, his involvement in Cargill’s agriculture and fertilizer businesses, his role in the formation of Mosaic, and his service as a director of other public companies have helped Mr. Lumpkins bring strong and effective leadership to our Board and the governance of Mosaic, as well as unique strategic and business insights into our businesses.

Harold H. MacKay. Age 71, director since October 2004. Mr. MacKay has served as counsel to the law firm MacPherson Leslie & Tyerman LLP (“MacPherson”) in Regina, Saskatchewan, Canada since 2005. Prior to that, Mr. MacKay was a partner of MacPherson from 1969 to 2004. He served as the Clifford Clark policy advisor to the Department of Finance of Canada from 2002 to 2004 and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. Mr. MacKay is the non-executive Chairman of the

Board of Directors of Domtar Corporation and a director of The Toronto-Dominion Bank. He previously served as a director of The Vigoro Corporation from 1994 through its acquisition by IMC in 1996, and served as a director of IMC from 1996 to October 2004. He was made an Officer of the Order of Canada in 2002. Mr. MacKay has been a director of several manufacturing, natural resources and financial services companies, including as chair of board governance committees. As a director of IMC, Mr. MacKay played an important role in the formation of Mosaic. Mr. MacKay brings to our Board extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located, as well as a longstanding familiarity with our Potash business. Mr. MacKay’s strong interest and experience in corporate governance have also facilitated his leadership of our Corporate Governance and Nominating Committee.

William T. Monahan. Age 64, director since October 2004. Mr. Monahan is the retired Chairman of the Board, President and Chief Executive Officer of Imation Corp. (“Imation”), a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, a position which he held from 1996 until his retirement in 2004. Prior to the formation of Imation, he served as Group Vice President of 3M Company (“3M”) responsible for its Electro and Communications Group, senior managing director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division. Mr. Monahan served as a director from January 2005 to May 2007 and Chairman of the Board and interim Chief Executive Officer from August 2006 to 2007 of Novelis Inc. (“Novelis”), a manufacturer of aluminum and a spin-off from Alcan Aluminum. Mr. Monahan is currently a director of Hutchinson Technology Inc., where he serves as the Chairman of the Compensation Committee and a member of the Competitive Excellence Committee; Pentair Inc., where he serves as lead director and a member of the Compensation and Nominating and Governance Committees; and Solutia Inc., where he serves as lead director and a member of the Executive Compensation and Development and Governance Committees. Mr. Monahan has an extensive educational and experiential background in marketing, operational and financial disciplines. Because of his background as a Chief Executive Officer and in other executive roles, and as a director and lead director of other companies, Mr. Monahan brings to our Board diverse and far-ranging executive and operational experience, as well as a strong background in executive compensation matters that has facilitated his leadership of our Compensation Committee.

Class III Directors Whose Terms Expire in 2013

William R. Graber. Age 68, director since October 2004. Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company. Mr. Graber currently serves as a director of Kaiser Permanente and Archimedes, Inc. Mr. Graber also served as a director of Solectron Corporation from 2004 until the company was sold in 2007. Mr. Graber’s experience as a former Chief Financial Officer and in other financial and accounting leadership roles for several other companies allows him to serve as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC and facilitates his leadership of our Audit Committee. Mr. Graber also brings to our Board extensive experience as both a senior executive and a director of other public companies in a wide variety of businesses, including cyclical businesses, short-cycle, long-cycle, manufacturing and service businesses.

Emery N. Koenig. Age 55, director since October 2010. Mr. Koenig has served as Executive Vice President and Chief Risk Officer of Cargill and member of the Corporate Leadership Team of Cargill since June 2011 and December 2009, respectively. Mr. Koenig has also served as leader of the Cargill Agricultural Supply Chain Platform since April 2006. Mr. Koenig served as Senior Vice President at Cargill from June 2010 to June, 2011; as leader of the Cargill Energy, Transportation and Industrial Platform from June 2007 to July 2011; as Corporate Vice President at Cargill from June 2007 to May 2010; and as business unit leader for Cargill’s World Trading Unit from 1999 until April 2006. Since joining Cargill in 1978, Mr. Koenig has had 14 years of agricultural commodity trading and managerial experience in various locations in the United States, and 19 years of experience in the international trading and risk management arena. Mr. Koenig currently serves as Chairman of Black River Asset Management, an independently managed subsidiary of Cargill. Mr. Koenig brings to our Board significant leadership experience in the areas of finance and risk management.

David T. Seaton. Age 50, director since April 2009. Mr. Seaton has been Chief Executive Officer of Fluor Corporation, a professional services firm, since February, 2011. Prior to this appointment, Mr. Seaton served as Chief Operating Officer of Fluor, with responsibility for overseeing the company’s five business groups; project operations; health, safety and environmental; and business development, from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. From September 2005 to February 2007, Mr. Seaton served a Senior Vice President and Group Executive for Fluor’s global corporate sales with geographic responsibility for the Middle East and as Senior Vice President of Fluor’s Energy and Chemicals Sales group from April 2003 to September 2005. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally, including Vice President and Managing Director of Fluor Arabia Ltd., a joint venture in Saudi Arabia. Mr. Seaton joined Fluor in 1984 and brings to our Board extensive project management experience in executive and operational leadership roles in a global business.

Directors Departing the Board at the 2011 Annual Meeting

David B. Mathis. Age 73, director since October 2004. Mr. Mathis has served as Chairman of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management and reinsurance, since November 2003. He was both Chairman and Chief Executive Officer of Kemper between February 1996 and November 2003. Mr. Mathis has held a variety of management positions at Kemper since joining the firm in 1960, including Chairman and Chief Executive Officer of Kemper Corporation, the public company of the Kemper Group. He is currently a director of Thomas Group, Inc. and Mr. Mathis previously served as a director of IMC from February 1995 to October 2004. As a director of IMC, Mr. Mathis played an important role in the formation of Mosaic. Because of his extensive experience as a former Chief Executive Officer and executive, as well as his service on the Boards of other organizations and his longstanding experience as a director of one of our constituent companies, Mr. Mathis has brought to our Board a broad range of leadership and management skills and experiences, particularly in the areas of financial and risk management and capital markets. On August 9, 2010, Mr. Mathis, having attained the age of 72 in 2010, submitted his resignation as a director in accordance with the retirement policy described in this Proxy Statement. On August 12, 2010, the Board, upon the recommendation of its Corporate Governance and Nominating Committee, rejected the resignation and Mr. Mathis accepted the Board’s request to continue to serve as a director until the 2011 Annual Meeting or such other time prior to expiration of his term of office as mutually agreed by Mr. Mathis and the Board. Mr. Mathis will be retiring from the Board upon conclusion of the Annual Meeting.

Sergio Rial. Age 51, director since October 2010. Mr. Rial has served as Executive Vice President and Chief Financial Officer and as a member of the Corporate Leadership Team of Cargill since June 2011 and December 2009, respectively. Mr. Rial has also served as leader of the Cargill Food Ingredients and Systems Platform since July 2004, leader of the Cargill Financial Services Platform since December 2009 and regional director for Latin America since January 2006. Mr. Rial served as Senior Vice President of Cargill from February 2010 to June 2011. Before joining Cargill in July 2004, Mr. Rial was a senior managing director and co-head of the Investment Banking Division at Bear Stearns, a global investment bank and securities trading and brokerage firm, since April 2002. From 1984 until the time he joined Bear Stearns in 2002, Mr. Rial held the position of board member with ABN AMRO, a global banking firm headquartered in Amsterdam, the Netherlands. Mr. Rial currently serves as executive chairman of CarVal Investors, LLC, an independently managed subsidiary of Cargill, and is also a board member for Cyrela Brazil Realty, Brazil’s largest residential construction and real estate developer. Mr. Rial has brought to our Board significant leadership experience in the areas of finance, mergers and acquisitions and capital markets in different geographies. We expect Mr. Rial will depart the Board upon conclusion of the Annual Meeting in accordance with the settlement agreement we entered into in connection with stockholder litigation arising from the New Horizon Transaction.

CORPORATE GOVERNANCE

Our Board of Directors oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently consists of twelve members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Board Independence

Prior to completion of the New Horizon Transaction, because more than 50% of our voting power was held by Cargill, we opted to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards did not require our Board to be comprised of at least a majority of independent directors, or our Corporate Governance and Nominating Committee or our Compensation Committee to be comprised entirely of independent directors. Although NYSE listing standards allow for a one-year transition period following completion of the New Horizon Transaction to achieve full compliance with independence requirements applicable to non-controlled companies, our Board has taken steps to accelerate our compliance. As of the date of this Proxy Statement, our Board is comprised of a majority of independent directors, and our Corporate Governance and Nominating Committee and our Compensation Committee, in addition to our Audit Committee, are comprised entirely of independent directors in full compliance with NYSE listing standards applicable to non-controlled companies.

The NYSE listing standards also require our Board to make a formal determination each year as to which Mosaic directors are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, no director qualifies as “independent” under the NYSE listing standards unless our Board affirmatively determines that the director has no material relationship(s) with us.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Our Board has determined that our directors, Phyllis E. Cochran, William R. Graber, Robert L. Lumpkins, Harold H. MacKay, David B. Mathis, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert, and our director nominee, Nancy E. Cooper, have no material relationships with us, satisfy all of the additional standards of independence included in our Director Independence Standards and are independent. In making the independence determinations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer. Messrs. Koenig and Rial are not independent because they are current executives of Cargill, our former parent company. F. Guillaume Bastiaens and Richard D. Frasch, each of whom departed from our Board at our 2010 Annual Meeting, were not independent because each previously served as an executive of Cargill and during their entire term of service on our Board, Cargill was our majority stockholder.

Board Oversight of Risk

It is the role of management to operate the business, including managing the risks arising from the business, and the role of our Board to oversee management’s actions. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other matters relating to our business. Pursuant to their respective charters, committees of our Board assist in the Board’s oversight of risk:

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In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Internal Audit, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Internal Audit policies regarding risk assessment and risk management.

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Our Environmental, Health, Safety and Sustainable Development (“EHSS”) Committee oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in Mosaic’s businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.

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Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees from a corporate governance perspective the manner in which the Board and its Committees reviews and assesses enterprise risk.

•	Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.

Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

Management established an Enterprise Risk Management, or ERM, Committee to assist us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks. As an integral part of the Board’s oversight function in managing risk, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analysis and evaluates our ERM performance.

Committees of the Board of Directors

The Board has four standing committees, including the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environmental, Health, Safety and Sustainable Development Committee, each of which plays a significant role in the discharge of the Board’s duties and obligations. The membership of each committee is set forth below. All of the members of the Audit Committee, of the Compensation Committee and of the Corporate Governance and Nominating Committee are independent under NYSE listing standards. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Audit Committee

Members:	William R. Graber, Chair Phyllis E. Cochran	David B. Mathis William T. Monahan

The Audit Committee is comprised of four directors. It met six times during our 2011 fiscal year. The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the NYSE and the SEC. The Board has further determined that William R. Graber is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC. The responsibilities of the Audit Committee include, among other things:

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

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reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor (or other personnel responsible for the internal audit function);

•	reviewing the internal audit plan and audit results;

•	reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and

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reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee

Members:	William T. Monahan, Chair Phyllis E. Cochran David B. Mathis	James L. Popowich David T. Seaton

Our Compensation Committee is comprised of five directors. Only directors who are not officers or employees of ours serve on our Compensation Committee. All of the members of our Compensation Committee, including its Chair, are independent. Our Compensation Committee met eight times during our 2011 fiscal year.

Our Compensation Committee assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO as well as other executive officers and key employees, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. Our Compensation Committee, among other responsibilities, is responsible for:

•	Chief Executive Officer (“CEO”) Compensation:

•	Reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and

•	Establishing the amount and mix of executive benefits and perquisites for our CEO.

•	Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•	Severance, Change-in-Control and Other Termination Arrangements:

•	Reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

•	Establishing any change-in-control and other termination arrangements for our other executive officers; and

•	Adopting appropriate forms of agreements reflecting such arrangements.

•	Incentive Plans:

•	Reviewing and recommending to our Board any performance goals and associated payout percentages under short- and long-term incentive plans for executive officers;

•	Recommending to our independent directors awards under these plans to our CEO; and

•	Approving awards under these plans to our other executive officers.

•	Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Our Compensation Committee also oversees:

•	our public disclosure of compensation matters in our proxy statements;

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our solicitation of stockholder approval of compensation matters, including the advisory Say on Pay Proposal included in this Proxy Statement as Proposal No. 4 and the advisory Frequency of Say on Pay Proposal included in this Proxy Statement as Proposal No. 5;

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risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, shareholder, reputation and operations risks;

•	succession planning for senior management other than the CEO and related risks.

Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members. Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2004 Omnibus Stock and Incentive Plan expressly permits the Committee to delegate authority as it deems appropriate. Our Compensation Committee has from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant, as discussed under “Independent Compensation Consultant,” and a final review of long-term incentive awards immediately prior to their date of grant with authority to determine that grants, as previously approved by the Compensation Committee, should not be made without further consideration by our Compensation Committee, as discussed under “Compensation Process and Components – Long-Term Incentives,” both in our Compensation Discussion and Analysis.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under the titles “Role of Executive Officers in Compensation Decisions,” “Independent Compensation Consultant,” and “Compensation Process and Components.”

Corporate Governance and Nominating Committee

Members:	Harold H. MacKay, Chair William R. Graber	Robert L. Lumpkins Steven M. Seibert

Our Corporate Governance and Nominating Committee is comprised of four directors. All of the members of our Corporate Governance and Nominating Committee are independent. The Corporate Governance and Nominating Committee met six times during our 2011 fiscal year.

The responsibilities of the Corporate Governance and Nominating Committee include, among other things:

•	recommending to the Board a set of corporate governance principles applicable to us and providing ongoing oversight of governance;

•	recommending to the Board nominees for director;

•	recommending to the Board all committee assignments;

•	developing a compensation and benefits program for the Board;

•	overseeing the Board and committee annual evaluation process;

•	overseeing from a corporate governance perspective the manner in which the Board and its Committees reviews and assesses enterprise risk;

•	reviewing and approving certain transactions involving related persons; and

•	reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee

Members:	Steven M. Seibert, Chair Emery N. Koenig	James L. Popowich David T. Seaton

The Environmental, Health, Safety and Sustainable Development (“EHSS”) Committee, which is comprised of four directors, including two independent directors, met five times during our 2011 fiscal year.

The EHSS Committee provides oversight of our environmental, health, safety and sustainable development strategic vision and performance, including: the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with and impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among other things:

•	overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;

•	conducting an annual environment, health and safety management system review;

•	reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;

•	overseeing management’s responses to significant emerging EHSS issues;

•	reviewing sustainability issues, including product stewardship;

•	reviewing our interactions relating to EHSS matters with communities, customers and other key stakeholders; and

•	overseeing the management of EHSS risks.

Policies Relating to the Board of Directors

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways. Periodically the Corporate Governance and Nominating Committee solicits input on potential director candidates from committee and Board members. From time to time the Corporate Governance and Nominating Committee may also identify candidates from other sources, including through consultations with senior management and through the assistance of director search firms. Prior to each annual meeting of stockholders, the Corporate Governance and Nominating Committee will evaluate director candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws. The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will evaluate all candidates on the same basis regardless of the source of the referral.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees, the full text of which is available on our website www.mosaicco.com under the “Investors – Corporate Governance” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. The remainder of the requirements of the advance notice procedures with which a notice of nomination must comply are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2012 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.

All director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the director qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquisitive and objective perspective; and

•	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in business, agriculture, government, academia or technology;

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Expertise that is useful to us and complementary to the background and experience of other Board members, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.

In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The Corporate Governance and Nominating Committee discusses diversity considerations in connection with each director candidate and, when seeking the assistance of a director search firm to identify candidates, requests that the search firm consider diversity, in addition to other factors, in its search criteria.

Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Board Leadership Structure

As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.

At the present time, we have separated these two offices, with Mr. Lumpkins serving as our non-executive Chairman and Mr. Prokopanko serving as our CEO. In continuing the separation of the offices of Chairman of the Board and CEO, which is an emerging good governance practice, our Board has taken into account a number of factors, including:

•	Separating these positions allows our non-executive Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and

•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

In his role as non-executive Chairman, Mr. Lumpkins, among other things:

•	Leads the Board’s process for assessing the performance of the CEO;

•	Acts as a liaison between the Board and senior management;

•	Establishes, prior to the commencement of each fiscal year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;

•	Establishes the agenda for each regular Board meeting;

•	Presides over each Board meeting; and

•	Presides over private sessions of the non-management directors at regular Board meetings.

Private Sessions of Non-management Directors

The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and

Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.

As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:

•	Compensation should fairly pay directors for work required for a company of our size and scope;

•	Compensation should align directors’ interests with the long-term interests of stockholders; and

•	The structure of compensation should be simple, transparent and easy for our stockholders to understand.

In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms. In addition, our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Executive Vice President, General Counsel and Corporate Secretary attends meetings of our Corporate Governance and Nominating Committee but is not generally present during private sessions.

During fiscal 2011, our Corporate Governance and Nominating Committee retained Hugessen Consulting Inc. as its independent compensation consultant to conduct a non-employee director compensation review, including an assessment of the appropriateness and competitiveness of our current level of compensation for non-employee directors, and to suggest modifications as appropriate. As part of its review of our director compensation program, which generally had been unchanged since December 2007, our Corporate Governance and Nominating Committee requested Hugessen Consulting to recommend an appropriate comparator group of companies, review the level and form of non-employee directors’ compensation for the companies in the agreed-upon comparator group and review our non-employee director compensation practices against current and evolving best practices. Based in part upon the review and recommendations of its independent compensation consultant, our Corporate Governance and Nominating Committee recommended, and our Board approved, certain changes to our non-employee director compensation program effective beginning fiscal 2012.

Employee Directors. Employee directors (currently Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held six regular and four special meetings during our 2011 fiscal year. Each director was present for at least 85% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during our 2011 fiscal year subsequent to the election of such director to the Board.

All directors and director nominees for election or re-election to the Board at an Annual Meeting of Stockholders are expected to attend that annual meeting. Last year, 11 of our 12 then serving directors and both director nominees attended the 2010 Annual Meeting of Stockholders.

Retirement from the Board

The Board has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board shall accept or reject any of the foregoing resignations based on the best interests of Mosaic.

Communications with the Board

The Corporate Governance and Nominating Committee believes that accessibility to the members of our Board of Directors is an important element of our corporate governance practices and has adopted a policy regarding communications with our Board which policy has been ratified by our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Executive Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Executive Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;

•

send written communication in care of our Executive Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our nonmanagement directors or the nonmanagement directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Executive Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board of Directors as a whole, to the Chairman of the Board;

•

for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories. In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise him of any action taken with respect to the communication:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided to him. Our Executive Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board of Directors is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family. The policy was revised in July 2011 to reflect the completion of our split-off from Cargill. Prior to that time, the Cargill Transactions Subcommittee of our Corporate Governance and Nominating Committee, which was comprised solely of independent directors, was required to review and approve certain transactions involving Cargill, the review and approval of which otherwise had not been delegated to an internal committee comprised of senior managers for review and approval.

Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.

No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

Related person transactions under the policy do not include:

•

Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;

•

Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•

Any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and: (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•

Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;

•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•

Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.

Code of Business Conduct and Ethics

Our Board of Directors and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion should be read in conjunction with the various tables and accompanying narratives appearing in this Proxy Statement under “Executive Compensation Tables” beginning on page 51. Those tables and narratives provide more detailed information regarding the compensation and benefits awarded to, earned by or paid to our CEO and the other executive officers named in the Fiscal 2011, 2010 and 2009 Summary Compensation Table on page 51 (collectively, the “Named Executive Officers”), as well as the compensation programs in which the Named Executive Officers are eligible to participate.

Executive Summary

Our Compensation Committee oversees our executive compensation program and its efficacy and, with our management, establishes our compensation philosophy. Our compensation philosophy seeks to align our strategic interests with our stockholders’ interests, to achieve our short and long-term business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We operate in a cyclical industry whose profitability is heavily influenced by, among other factors, worldwide supply and demand for our products and the key inputs we use to produce them. While some of these factors are controllable, others are not. As a result, our executive compensation program seeks to provide rewards that align with longer-term value creation in addition to short-term performance, to promote sustainability, financial health and stockholder value over the longer term.

In making executive compensation decisions, our Compensation Committee seeks input and recommendations from management as well as advice and recommendations from Hay Group, Inc., the independent compensation consultancy retained by our Compensation Committee. We target compensation for our Named Executive Officers to be competitive with the evolving best practices of the companies with which we believe we compete for executive talent. The pay positioning of individual executive officers is established based on the judgment of our Compensation Committee and/or Board about these competitive market practices as well as other factors they believe to be relevant. The Committee reviews CEO recommendations for the senior executive team, and recommends CEO pay actions based on a comprehensive and rigorous set of business objectives established at the beginning of each fiscal year.

Fiscal 2011 Company Performance Highlights

In fiscal 2011, we achieved both outstanding financial performance and significant progress towards our strategic objectives. Highlights of fiscal 2011 performance include:

•

We achieved record net earnings of $2.5 billion, or $5.62 per diluted share, up from $0.8 billion, or $1.85 per diluted share, for fiscal 2010. Cash flows from operations were $2.4 billion, up from $1.4 billion for fiscal 2010.

•

We facilitated Cargill’s exit from its ownership of Mosaic, including a successful $7.5 billion, 115 million share secondary offering of our common stock. This offering was the largest public equity offering by a natural resources company, and the largest secondary public equity offering by a non-financial company, ever in the U.S. We expect this transaction to improve our long-term strategic and financial flexibility, as well as greatly increase the liquidity of our common stock.

•	We also furthered our strategic objectives on a number of other fronts, including:

•	diversification of our phosphate rock reserves through acquisition of a 35% economic interest in the Miski Mayo phosphate rock mine in Peru;

•	completion of the sale of our minority interest in Fosfertil S.A. for gross proceeds of $1.0 billion; and

•

continued expansion of production capacity in our Potash segment, in line with our views of the long-term fundamentals of that business. Over the next decade, we expect the planned expansion to increase our annual proven peaking capacity for finished product by approximately 5 million tonnes.

The closing price of our common stock at the end of fiscal 2011 was $70.85 per share, up more than 50% from $46.17 at the end of fiscal 2010.

Pay for Performance

We embrace a pay-for-performance philosophy for our executive officers, in which incentive compensation represents a large portion of potential compensation. Our annual incentive compensation program ties payouts to achievement of pre-established goals. While half of the target payout for the Named Executive Officers under our annual incentive plan was based on achievement of our budgeted level of operating earnings, the other half was based on achievement of cost control objectives to help further our competitive position and safety objectives to enhance our sustainability. Our long-term incentives consist of stock-based awards that, together with our executive stock ownership guidelines, tie compensation to the performance of our stock price over time and serve as a tool for our retention of key management talent.

Fixed compensation in the form of base salary represented approximately 16% of targeted total direct compensation for our CEO and averaged approximately 30% of total targeted direct compensation for our other Named Executive Officers. The remainder of total direct compensation for fiscal 2011 for our Named Executive Officers was comprised of payouts earned under our annual incentive plan, long-term incentive awards and special cash awards to recognize their extraordinary efforts towards Cargill’s exit from its ownership of Mosaic. Payouts at 100% of the target amount under our annual incentive plan reflected strong operating earnings performance partially offset by shortfalls in performance against cost control and employee and contractor safety goals established at the beginning of the fiscal year.

Compensation Risk

We believe that our executive compensation program establishes an appropriate set of rewards for achieving our strategic, business and financial objectives without encouraging inappropriate risk-taking. Examples of our risk mitigating approaches include short-term incentives that are based on financial, operational excellence and sustainability measures, with each measure having an established maximum level of performance and payout. Long-term incentives balance short-term incentives in value, and reward creation of longer term shareholder value and returns. We also have provisions for forfeiture, or clawback, of unjustified incentive compensation that results from the executive’s misconduct, as well as stock ownership guidelines and holding requirements, to further reduce compensation risk.

Other Significant Executive Compensation Actions During Fiscal 2011

During fiscal 2011, our Compensation Committee also undertook several significant enhancements to our executive compensation program. These enhancements included:

•

Expanding the range of performance measures for the Named Executive Officers under our annual incentive plan to include operational excellence and strategic objectives, including cost control and employee and contractor safety. We believe these changes enhance both the strategic focus of our annual incentive plan and the mitigation of risk from our executive compensation program.

•

In our executive change-in-control arrangements, elimination of tax “gross-ups” and, for our long-term incentive awards, replacing “single trigger” payouts based solely on a change-in-control with “double trigger” arrangements that require both a change-in-control and termination of employment. We believe these changes reflect emerging best practice in executive change-in-control arrangements.

Role of Our Compensation Committee in Executive Compensation

Our Compensation Committee assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the establishment of the principles, elements and proportions of total compensation to our CEO as well as other executive officers and key employees, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards, and the alignment of such programs with our business and human resource strategies. The Compensation Committee’s responsibilities include establishing with our management the compensation philosophy of Mosaic. It is also responsible for overseeing the design and administration of our compensation programs for our executive officers, as well as other key employees designated by our Compensation Committee. We have included additional detail about the responsibilities of our Compensation Committee under its charter under the caption “Corporate Governance – Committees of the Board of Directors – Compensation Committee” on page 15.

Our Compensation Committee annually reviews and recommends to the Board for approval corporate goals and objectives relevant to the compensation of our CEO and, together with the other independent directors, determines and approves the mix and amount of direct compensation of our CEO based on his performance evaluation. Our Compensation Committee, together with the other independent directors, also establishes the level of compensation payable to our CEO under any employment, severance, change-in-control or similar compensation arrangements. The Chairman of our Board and the other non-employee directors participate with our Compensation Committee in reviewing the performance of our CEO. Our Compensation Committee also approves benefits and the forms of any compensation agreements for our CEO.

Our Compensation Committee’s charter provides it with the authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities. Our Compensation Committee has sole authority to select, retain and terminate its independent compensation consultant and to approve the consultant’s fees and other retention terms.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, our Compensation Committee bases its executive officer compensation decisions on its judgment about both internal and external factors:

•

Internal factors include, among others, key accountabilities of the role; leadership of our business strategies; individual attributes (such as experience, competencies and reputation); relative value of the position to the positions of other executive officers; three-year growth in total compensation; and performance against individual goals.

•

External factors include, among others, the relevant compensation market data for a compensation comparator group that our Compensation Committee selects as described below under “Benchmarking,” as well as other compensation market data for general industry and the chemical industry reported for comparable executive officer positions, including changes in the mix of compensation and our performance on key financial and stockholder measures relative to our comparator group, including those members of our comparator group that are direct competitors.

These factors help provide our Compensation Committee with a comprehensive understanding of how total compensation for each executive officer relates to the external value of the position (as determined by the use of compensation market data) and the internal value of the position (as determined by our Compensation Committee). The factors are not given specific weightings by our Compensation Committee but contribute to a holistic view of the comprehensive set of information our Compensation Committee has available in exercising its judgment about compensation decisions.

Compensation market data is used as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed range of the reported comparator group or general industry or chemical industry market data.

We believe that directly linking compensation to the achievement of the business priorities that our Board has established and to the market price of our common stock best serves stockholder interests and creates stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by extending a total compensation opportunity with a strong risk and reward relationship. We also seek to design our employee compensation policies and practices so that they are not reasonably likely to have a material adverse effect on us, as discussed in more detail in the Compensation Risk Analysis on page 50. We intend that total compensation to key executives, including base salary, annual incentives, long-term incentives and benefits, be consistent with the compensation philosophy adopted by our Compensation Committee described above.

Compensation to our executive officers consists of:

•	Direct compensation designed to attract, retain, motivate and focus performance on short and long-term performance objectives:

•	base salary to provide a fixed compensation level competitive in the marketplace;

•	annual cash incentives to motivate short-term performance against specified financial or other targets;

•	long-term incentives to link management compensation to stockholder returns; and

•	Benefit programs primarily designed to provide competitive programs for wellness, health care, financial security and capital accumulation for retirement:

•	health care, such as group life, health and disability insurance programs that are generally available to salaried employees, and executive life and disability insurance programs;

•	retirement programs that are generally available to salaried employees;

•	deferred compensation programs that are generally available to key employees;

•

perquisites, generally consisting of executive physicals, financial and tax planning, relocation and education assistance and spouse travel designed to promote the health and financial fitness of our key executives and/or optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives;

•	Company matching contributions for employee United Way charitable donations as part of our overall program of community giving; and

•	severance and change-in-control agreements designed to provide protection against job loss due to reasons beyond the executive’s control.

We discuss the separate components of executive officers’ total compensation in more detail under “Compensation Process and Components” on page 32 below.

Benchmarking

Compensation market data is used as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed competitive position or percentile of the comparator group or compensation market data. Instead, in exercising its judgment about compensation decisions, our Compensation

Committee reviews compensation for each executive officer in relation to the middle 50% of the market (defined by the 25th, 50th and 75th percentiles of the compensation market data) that, along with internal and other external factors, provides context for executive pay decisions.

We benchmark the total compensation of our executive officers using proxy data, as reported by a comparator group of 19 companies in the basic materials industry, including 3 direct competitors. Our Compensation Committee, with the advice of its independent compensation consultant and recommendations of our CEO and our Senior Vice President – Human Resources, reviews the composition of our comparator group annually. The criteria used to determine our current comparator group focused on companies in the basic materials sector (such as agricultural chemicals, specialty chemicals, industrial metals and minerals, and nonmetallic mining). The specific criteria used for the current comparator group were 3-year average revenue, return on total capital, total assets, operating profit, number of employees, business complexity, international presence and markets served. The Compensation Committee believes that the use of the current comparator group and selection criteria provides useful compensation benchmark information as a result of a close fit between Mosaic and the comparator group companies in terms of the industry and performance profile.

Our comparator group is comprised of the following companies:

COMPARATOR GROUP

Agrium Inc.	Eastman Chemical Company	Newmont Mining Corp.
Air Products & Chemicals, Inc.	El DuPont de Nemours & Co.	Peabody Energy Corporation
Ashland Inc.	Freeport-McMoRan Copper & Gold Inc.	Potash Corporation of Saskatchewan Inc.
Barrick Gold Corporation	Huntsman Corporation	Southern Copper Corp.
Celanese Corp.	Lubrizol Corporation	Syngenta AG
CF Industries Holdings, Inc.	Monsanto Company	Teck Resources Limited
Ecolab, Inc.

We also use for comparative purposes compensation data from third-party surveys that includes information from participating comparator group companies as well as from the chemical industry and from general industry. For fiscal 2011, the third-party survey data our Compensation Committee used in making its compensation decisions consisted of information for general industry companies with revenue of between $6 and $10 billion, generally consistent with our level of revenues, and for chemical industry companies using a statistical regression model furnished by the survey provider intended to adjust for the differences in the level of revenues of participants in the survey compared to our revenues. General industry data is used for executive positions for which Mosaic competes for talent across industries (such as chief financial officer or general counsel) while chemical industry data is used for business operations roles. In this manner, we believe our benchmarking process utilizes compensation market data that reflects relevant and refined information on the executive compensation practices of our direct competitors, our industry and the broader market for executive talent. We do not select the companies included in the third-party surveys. The companies included in the third-party general industry and chemical industry survey data were:

GENERAL INDUSTRY – REVENUES OF $6 BILLION TO $10 BILLION

The Great Atlantic & Pacific Tea Company, Inc.	Gilead Sciences, Inc.	Pitney Bowes Inc.
Agrium Inc.	Goodrich Corporation	Praxair, Inc.
Air Products & Chemicals Inc.	Gorton’s	QUALCOMM Incorporated
Alcon Inc.	H. J. Heinz Company	Quest Diagnostics Incorporated
APL Limited	The Hershey Company	R.R. Donnelley & Sons Company
Automatic Data Processing, Inc.	Hertz Corporation	S.C. Johnson
Avis Budget Group, Inc.	Hormel Foods Corporation	SAIC, Inc.
Ball Corporation	ITT Corporation	Seagate Technology PLC
Barrick Gold Corporation	Jacobs Engineering Group Inc.	The Sherwin-Williams Company
BJ’s Wholesale Club	JM Family Enterprises, Inc.	Smurfit-Stone Container Corporation
Boston Scientific Corporation	Knowles Electronics Holdings, Inc.	Starbucks Corporation
C.H. Robinson Worldwide, Inc.	Land O’Lakes, Inc.	Stryker Corporation
Cameron International Corporation	Lear Corporation	Sybron Dental Specialties, Inc.
CH2M HILL Companies, Ltd.	Lorillard Tobacco Company	Terex Corporation
Corning Incorporated	Marriott International, Inc.	Textron Inc.
Covidien PLC	Masco Corporation	Tyco Electronics Group S.A.
CSX Corporation	Mattel, Inc.	United States Steel Corporation
Daiichi Sankyo Company, Ltd.	McDermott International, Inc.	V.F. Corporation
Dana Holding Corporation	McGraw-Hill Companies, Inc.	Vistar Corporation
Darden Restaurants, Inc.	MeadWestvaco Corporation	Visteon Corporation
Dean Foods Company	The Mosaic Company	Western Digital Corporation
Domtar Corporation	Newmont Mining Corporation	Weyerhaeuser Company
Ecolab Inc.	Norfolk Southern Corporation	Whole Foods Market, Inc.
Eisai Co., Ltd.	Novo Nordisk Pharmaceuticals	Yahoo! Inc.
EMCOR Group, Inc.	Oshkosh Corporation	YRC Worldwide Inc.
Evergreen Packaging	Owens-Illinois Group, Inc.	Yum! Brands, Inc.
Federal-Mogul Corporation	Parker Hannifin Corporation
Fortune Brands, Inc.	PetSmart, Inc.

CHEMICAL INDUSTRY

Agrium Inc.	Cytec Industries Inc.	H.B. Fuller Company
L’Air Liquide S.A.	The Dow Chemical Company	International Flavors & Fragrances Inc.
Air Products & Chemicals Inc.	Dow Corning Corp.	The Mosaic Company
Bayer CropScience	E.I. du Pont de Nemours and Company	Potash Corporation of Saskatchewan Inc.
CF Industries Holdings, Inc.	Eastman Chemical Company	PPG Industries, Inc.
Chemtura Corporation	Ecolab Inc.	Praxair, Inc.

We also review broad-based third-party survey data for the United States and Canada and market trends to obtain a general understanding of current compensation practices and evolving best practice.

Role of Executive Officers in Compensation Decisions

Our executive compensation program is the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. Our CEO and our Senior Vice President – Human Resources generally attend meetings of our Compensation Committee. They are not generally present during executive sessions and they do not participate in the deliberations regarding their own compensation.

Our Compensation Committee routinely seeks advice and recommendations from management on matters for consideration by our Compensation Committee because management’s role in operating the business includes attracting, retaining and motivating our workforce, including key executives, and focusing our workforce’s attention on our established goals. These matters include compensation philosophy and program design, as well as specific recommendations for executive compensation. Management’s advice and recommendations are primarily formulated by our Human Resources Department, with the oversight of our CEO, our Senior Vice President – Human Resources and our Executive Vice President, General Counsel and Corporate Secretary. Management’s advice and recommendations reflect, among other things, an ongoing dialog among the members of our Compensation Committee, our Board and management and input from the independent compensation consultant retained by our Compensation Committee.

Our CEO annually reviews with the Compensation Committee the compensation of each other executive officer and presents compensation recommendations to our Compensation Committee. Our Compensation Committee, with advice from its independent compensation consultant, reviews these recommendations against our stated compensation philosophy, past performance and internal and external factors including market data, and exercises its discretion in making or changing its compensation decisions or its recommendations to the full Board for its review, discussion and approval. Committee discretion is primarily focused on base salary, short-term incentive targets and long-term incentive grant levels. Our Compensation Committee has negative discretion to lower actual short-term incentive payouts for executive officers, but consistent with Section 162(m) of the Internal Revenue Code, does not exercise positive discretion to increase them. CEO pay decisions are not recommended by management but management does furnish the Committee with market data and proxy analyses for market context. CEO pay decisions are recommended by the Compensation Committee, with compensation consultant input, for approval by the independent directors.

Independent Compensation Consultant

Hay Group Inc. is our Compensation Committee’s independent compensation consultant. In accordance with our Compensation Committee’s charter, the Committee or its Chair directly retains, and approves the services of, Hay Group. Our Compensation Committee independently selected Hay Group based on the Committee’s interviews with, and other information requested by the Committee from, a number of compensation consulting firms.

Hay Group furnishes independent data and advice to our Compensation Committee, and regularly attends and participates in its meetings as requested by our Compensation Committee. Their engagement includes, among other matters:

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ongoing review of existing programs and levels of compensation to ensure market competitiveness (including, among other matters, compilations of data regarding compensation practices of our comparator group and other companies, information regarding other market practices, as well as current practices and evolving trends in executive compensation);

•	review of recommendations for the design of our executive management compensation and severance and change-in-control policies based on all relevant factors;

•	advice and consultation on our compensation philosophy;

•	advice on the composition of our comparator group;

•	advice on this Compensation Discussion and Analysis;

•	advice on specific matters under consideration by our Compensation Committee;

•	furnishing the Compensation Committee with the most current compensation market data on matters under review;

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review of legislative and regulatory developments, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, also referred to as the Dodd-Frank Act, and the implications for our compensation programs and practices; and

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furnishing management with advice and information with respect to preparation and validation of materials and recommendations relating to compensation prepared by management for our Compensation Committee or Board.

Hay Group also has access to and works with management regarding relevant aspects of Hay Group’s engagement, including understanding our strategy, structure, how work processes and culture will impact the formulation and implementation of compensation philosophy, comparator groups, competitive pay positioning, specific executive compensation philosophies and other matters.

During fiscal 2011, Hay Group did not provide us with any services other than services related to executive compensation and market data reports.

Compensation Process and Components

The primary elements of our direct compensation program for executives are: (1) base salary, (2) annual incentives and (3) long-term incentives.

In addition to direct compensation, our executive officers are also entitled to participate in broad-based employee benefit plans and limited executive benefit plans and perquisites. We also have agreements with our executive officers that furnish them protection in connection with severance and changes in control and help protect the interests of our stockholders.

We intend our executive compensation programs to be competitive in the basic materials sector, agriculture, chemical or general industries, in which we compete for talent. We design our programs to reward performance at the individual, the business unit and overall organization levels, with an emphasis on the creation of stockholder value in the short and long term.

To facilitate our Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program, our Compensation Committee makes use of “tally sheets” which show targeted and actual compensation to our executive officers for the past three fiscal years, as well as company stock ownership. The tally sheets are intended to assist our Compensation Committee in their overall evaluation of our executive compensation program.

The elements of direct compensation, employee benefit plans and severance and change-in-control provisions are discussed in more detail in the following paragraphs:

Base Salary. Our Compensation Committee establishes base salary levels for executive officers based on judgment about internal and external factors, as discussed above under “Compensation Philosophy and Objectives.” Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. We discuss the base salaries of our Named Executive Officers in more detail under “Named Executive Officers’ Compensation in Fiscal 2011” on page 44 below.

Annual Incentives. For fiscal 2011, annual incentives for key employees, including executive officers, consisted of awards under our Management Incentive Plan. Our Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our Omnibus Incentive Plan. Participants are eligible for annual cash incentive compensation based upon the attainment of pre-established business and/or individual performance goals.

Individual Target Awards. Under the plan, our Compensation Committee establishes an individual target annual incentive amount for each participant based on the same types of factors as are used for setting base salary. Our Compensation Committee reviews target percentages annually. Target annual incentive awards for the Named Executive Officers for fiscal 2011 were as follows:

Named Executive Officer	Target as a Percent of Base Salary	Target in Dollars
James T. Prokopanko	125%	$1,250,000
Lawrence W. Stranghoener	75%	442,500
James “Joc” C. O’Rourke	75%	453,750
Richard L. Mack	70%	329,000
Richard N. McLellan	65%	247,000
Norman B. Beug	65%	274,590

Performance Measures. Our Compensation Committee, or our Board of Directors, after recommendations by our Compensation Committee, pre-establishes performance goals under the program for our executive officers each fiscal year. For fiscal 2011, our Compensation Committee revised the Management Incentive Plan performance goals from those for prior years in an effort to mitigate the effects of volatility in market prices and demand for our products and the cost of key raw materials, improve the balance of financial and non-financial measures that affect our longer-term success, improve the linkage between the performance goals and factors employees are able to influence and reinforce a pay-for-performance culture. Our Compensation Committee also believed that the inclusion of a broader range of performance measures and non-financial performance measures enhanced the mitigation of risk under our executive compensation program. Performance measures under the fiscal 2011 Management Incentive Plan were based not only on financial results as in prior years but also on operational excellence measures and achievement of strategic priorities. For executive officers, the performance measures reflected broad overall goals for Mosaic as a whole:

Category	Performance Measure	Weight	Basis of Measure, Purpose and Importance
Financial Results	Consolidated Operating Earnings	50%

Basis: Consolidated operating earnings determined in accordance with generally accepted accounting principles, or GAAP.

Purpose: Focus attention on the production of earnings and cash flow to support and grow our business, drive positive stock appreciation, pay dividends and build cash reserves for economic downturns.

Importance: Assigned the highest weight because the primary purpose of the Management Incentive Plan was to motivate and reward participants for achieving expected profitability and to align participant and stockholder interests.

Operational Excellence	Controllable Operating Costs Per Sales Tonne	25%

Basis: Cost of goods sold as determined under GAAP at specified levels of sales tonnes plus adjusted selling, general and administrative expenses as defined below and minus the costs of purchased commodities, income-based royalties and taxes and costs paid by third parties, in each case for U.S. and Canadian operations of our Phosphates and Potash business segments.

Purpose: Promote control of costs that management can directly influence and establish an incentive for keeping production tonnes consistent with prevailing sales volumes.

Importance: Assigned the second highest weight because of the strategic importance of improving upon our position as a low cost producer of fertilizer products.

Strategic Priorities	Safety:
	Recordable Injury Frequency Rate (RIFR)	6.25%

Basis: OSHA recordable injury frequency rate for employees and contractors.

Purpose: Direct attention to the effectiveness of our safety systems, policies, programs and procedures in relation to the incidence rates reported for companies in similar industries.

	Safety Index (Injury Severity)	6.25%

Basis: Internally-developed safety index that is intended to measure the severity of injuries as reflected by lost time, lost days, fatalities and number of injuries.

Purpose: Direct attention to the nature and degree of work-related injuries.

	Adjusted Selling, General and Administrative Expenses	12.5%

Basis: Selling, general and administrative expenses determined in accordance with GAAP less incentive, stock option and other employee benefits expenses.

Purpose: Promote the efficient management and control of non-operating expenses for services relating to finance, treasury, strategy development, information technology, legal, risk management and public affairs functions.

Importance: Assigned a weighting of 12.5% to drive continuous improvement in expenses that are not included in cost of goods sold.

Minimum, target and maximum levels of performance were set for each performance measure. An executive officer’s payout was determined by multiplying the executive officer’s target incentive amount shown in the table above by the sum of the payout percentages for each of the performance measures. The following table shows the payout percentage for each performance measure at the minimum, target and maximum level of performance for that measure:

	Operating Earnings ($ in millions)	Controllable Operating Costs Per Sales Tonne*	Safety		Adjusted Selling, General and Administrative Expenses ($ in millions)	Total Payout Percentage
			RIFR	Safety Index
Minimum
Performance Level	$654	$184.00	1.73	1.47	$322
Payout Percentage	0%	0%	0%	0%	0%	0%
Target:
Performance Level	$1,869	$175.00	1.57	1.33	$307
Payout Percentage	50%	25%	6.25%	6.25%	12.5%	100%
Maximum
Performance Level	$3,738	$166.00	1.32	1.12	$292
Payout Percentage	150%	50%	12.5%	12.5%	25%	250%

*	At target level of sales tonnes; amounts shown are adjusted to reflect actual sales tonnes.

In addition, the minimum level for the operating earnings goal of $654 million, or 35% of the target operating earnings goal, was required to be satisfied before there was a payout for any performance measure. This feature was included to assure that we achieved an acceptable level of profitability before annual incentives could be paid to any eligible employee, including our executive officers.

For fiscal 2011, we raised the maximum total payout percentage to 250% from 200% for fiscal 2010 because we increased the number of performance measures (to five measures from two measures for fiscal 2010) and reduced the weighting of the operating earnings measure (to 50% from 80% for fiscal 2010). The effect of these plan design changes was to significantly diminish the likelihood of earning a 200% payout for operating earnings results for fiscal 2011 that were comparable to those for fiscal 2010, despite comparable excellent financial outcomes for stockholders. Achieving the maximum potential payout of 250% for fiscal 2011 would have required operating earnings results to meet or exceed 200% of the target goal and actual results for each of the other four performance measures to meet the maximum goal.

Performance Measure Goal Setting Process. Our Compensation Committee and Board, in exercising their judgment regarding the appropriate level of minimum, target and maximum goals for the fiscal 2011 performance measures, considered a number of factors that included:

•	Historical results for the performance measure.

•	The target for the operating earnings performance measure represented an approximately 50% increase over fiscal 2010 operating earnings.

•	The targets for the safety performance measures were set at a 10% improvement over their respective three-year rolling average levels.

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The target for the controllable operating costs per sales tonne performance measure was based on year-over-year inflation-adjusted improvement, with an adjustment factor to reflect differing level of sales tonnes.

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Internal expected results for the performance measure as determined through our annual budgeting process, which was influenced by economic, agriculture industry, fertilizer institute and other available market data from external sources.

•	The target for the adjusted selling, general and administrative expense performance measure was set at budgeted levels.

•	External expected results for the performance measure (as reported by financial and stock analysts in the basic materials and agriculture/fertilizer industry sectors).

•	Sensitivity analysis to ascertain correlations to or other relationships between the performance measures.

•	Expected degree of difficulty and likelihood of achieving the minimum, target and maximum goals over multi-year, rolling time periods.

•	Anticipated creation of stockholder value, net of related earnings dilution, for achieving minimum, target and maximum goals.

Our Compensation Committee did not assign specific weightings to any of the above factors in evaluating them.

Payouts for Fiscal 2011. Based on actual fiscal 2011 results, the fiscal 2011 total payout percentage for executive officers was 100%. The table below shows the final results against the target goal for each performance measure.

Measure	% Attainment	Payout %
Operating Earnings	143%	92.5%
Controllable Operating Cost Per Sales Tonne	93%	0%
Safety:
RIFR	92%	1%
Safety Index (Injury Severity)	89%	0%
Adjusted Selling, General and Administrative Expense (in millions)	98%	6.5%
Total Payout Percentage		100%

The actual payout to each of our Named Executive Officers for fiscal 2011 was equal to that individual’s target annual incentive amount multiplied by the total payout percentage of 100%. The Compensation Committee reserved the right under the plan to exercise negative discretion to reduce the payout for any executive officer by up to 25% or to eliminate payouts if it deems appropriate. Our Compensation Committee did not exercise this discretion for fiscal 2011.

Long-Term Incentives. Historically, we have made long-term incentive awards under our Omnibus Incentive Plan in the form of non-qualified stock options to purchase our common stock and restricted stock units providing grants of our common stock. We have used an annual grant of stock options and restricted stock unit awards shortly after the beginning of each fiscal year as a significant component of our executive compensation package. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the recipients’ compensation to the market price of our common stock. Stock options provide value based on appreciation of our stock price and, accordingly, are strongly tied to our performance and the creation of stockholder value. Restricted stock units likewise provide value that is tied to our stock price and the creation of stockholder value, and also serve a retention function.

Key terms of our stock options and restricted stock units are that:

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Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our common stock at the full market price of our common stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally terminate. The Omnibus Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our common stock on the date of grant.

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Restricted stock unit awards provide grants of our common stock that vest after a period of continued employment with us, which is generally three years. Restricted stock unit awards include dividend equivalents which will be paid at the same time as we issue shares of our common stock to recipients after the awards vest. Dividend equivalents are unfunded and do not bear interest. Based upon independent survey data, we believe the inclusion of dividend equivalents in restricted stock unit awards is a common and competitive market practice.

•	Stock options and restricted stock units granted in fiscal 2007 and subsequent years provide that (absent consent by our Compensation Committee):

•	unvested stock option installments held by a Named Executive Officer whose employment terminates due to death or disability vest in accordance with the normal vesting schedule;

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following termination of employment due to death or disability or retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option; and

•	restricted stock units held by a Named Executive Officer vest upon death or disability.

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Stock options granted before fiscal 2007 provide that (absent consent of our Compensation Committee) installments vested at the time of retirement at or after age 65, death or disability are exercisable for three years.

Long-term incentive awards are part of the total compensation decision regarding the level and mix of compensation. Our Compensation Committee sets a target value for long-term incentive awards for each executive officer based on its judgment about the internal and external factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” on page 27 as well as our Compensation Committee’s judgment regarding the desired mix of base salary, annual incentives and long-term incentives. Our Compensation Committee also considers key trends in equity award granting practices by U.S. multi-national companies, historical and current grant rates within the basic materials sector, outstanding vested and non-vested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders. Target values for the Named Executive Officers for fiscal 2011 were as follows:

Named Executive Officer	Target as a Percent of Base Salary	Target in Dollars
James T. Prokopanko	390%	$3,900,000
Lawrence W. Stranghoener	186%	1,100,000
James “Joc” C. O’Rourke	165%	1,000,000
Richard L. Mack	160%	750,000
Richard N. McLellan	132%	500,000
Norman B. Beug	130%	550,000

We established restricted stock unit awards for executive officers to approximate half of the aggregate dollar value of the executive officer’s total long-term incentive awards.

Once we have determined the target value of a recipient’s long-term incentive awards and the proportion to be represented by stock options and restricted stock units, we established the specific number of shares to be subject to the stock option and restricted stock unit awards as follows:

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Stock Options. The number of shares to be subject to stock options was calculated using a Black-Scholes option pricing model that was based upon assumptions derived from historical data regarding market prices and other data over a period of time preceding the date on which the calculation is made. For fiscal 2011, the Black-Scholes model that we used to determine the number of shares to be subject to stock options used the same assumptions that were used to determine the grant date fair value for the stock options in our financial statements under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. We discuss the assumptions we used in calculating the ASC Topic 718 share-based compensation expense of our stock options in note 20 to our audited financial statements for fiscal 2011.

The option exercise price is set at a price equal to the closing price of our common stock as reported by the New York Stock Exchange on the date of grant of the option.

Under our current procedures generally applicable to our annual grants of long-term incentive awards, the date of our annual grant is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

We believe that this helps assure that the option exercise price reflects material information regarding Mosaic. In order to address any potential changes in circumstances between the date of action by our Compensation Committee and the date of grant where there has been a significant period between the two dates, the Chair of our Compensation Committee has been delegated authority to review the terms of certain annual grants immediately prior to the date of grant, with authority to determine in his discretion that grants should not be made without further consideration by our Compensation Committee.

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Restricted Stock Units. As in the case of stock options, our current procedure is that the date of our annual grant of restricted stock units is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

Under our current guidelines, the number of shares subject to the annual grant of restricted stock units in fiscal 2011 was established by dividing the estimated value of the grant by the closing price of a share of our common stock on the date of grant.

We have included information regarding restricted stock unit and stock option awards in the “Stock Awards” and “Option Awards” columns, respectively, in the Fiscal 2011, 2010 and 2009 Summary Compensation Table and in the Fiscal 2011 Grants of Plan-Based Awards Table on page 56, and information regarding stock options and restricted stock units outstanding at the end of fiscal 2011 in the Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End Table on page 57.

New Horizon Special Compensation Awards. In June 2011, our Compensation Committee and (in the case of our CEO) our Board approved special compensation awards to recognize the extraordinary efforts of our employees in achieving Cargill’s exit from its ownership of us, which we refer to in this Proxy Statement as the New Horizon Transaction. Cargill’s May 25, 2011 split-off of its equity interest in us to certain of its stockholders and debt holders and their $7.5 billion, 115 million share sale of our common stock was the first and most significant in a series of steps intended to result in the orderly disposition of Cargill’s former 64% ownership interest in us, and resulted in Cargill’s complete exit from its ownership interest in Mosaic. We believe that the exit of our controlling stockholder significantly benefits us and our stockholders by improving our long-term strategic and financial flexibility, as well as greatly increasing the liquidity of our common stock. We have included further discussions about the New Horizon Transaction and our agreements for the orderly distribution by Cargill’s stockholders of the remaining 171 million shares they received in the split-off under the captions “Certain Relationships and Related Transactions – New Horizon Transaction” on page 73 and “Proposal No. 2 – Conversion of Class B Common Stock into Class A Common Stock” on page 79.

The May 25, 2011 split-off and public offering represented the successful culmination of over three years of intense effort by our employees. These efforts spanned their roles in the structuring and negotiation of a highly complex transaction, obtaining a favorable tax ruling, a major internal reorganization required to satisfy requirements for the transaction, approval by our stockholders at the special meeting held on May 11, 2011 and the marketing of the public offering. As part of the public offering, all of our executive officers were also required to agree that they would not sell any of their shares of our common stock for three months following the offering, and their knowledge of the transaction had limited their ability to sell for significant portions of the prior three years. We paid an aggregate of approximately $7 million of New Horizon Transaction special compensation awards to more than three dozen employees who played material roles in contributing to the success of the May 25, 2011 split-off and public offering, including the following awards to our Named Executive Officers:

Name	New Horizon Special Compensation Award
James T. Prokopanko	$1,000,000
Richard L. Mack	1,000,000
Lawrence W. Stranghoener	1,000,000
James (“Joc”) C. O’Rourke	500,000
Richard N. McLellan	500,000

Employee Benefits. As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs. These benefit programs include participation in our retirement and group life, health and disability programs on the same basis as other salaried employees, as well as a deferred compensation program, perquisites and protection in the event of severance or a change in control.

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Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. We have similar defined contribution retirement plans that cover our full-time non-union Potash business segment employees in Canada. Norman B. Beug, the former leader of our Potash business segment, participates in the Canadian plans. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2011, 2010 and 2009 in the “All Other Compensation” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table. We have included a discussion of the methodology for determining our contributions, including a portion of our contribution that is based upon the level of attainment of the operating earnings performance measure under the Management Incentive Plan, and of the vesting provisions applicable to our contributions, in note (7)(b) to that table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2011, 2010 and 2009 under our deferred compensation plan in the “All Other Compensation” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table.

We also provide restoration benefits to our full-time non-union Potash business segment employees in Canada through fully-funded contributions to participants’ accounts in an employee savings plan. Our contributions to the Canadian employee savings plan are taxable compensation to the participants. A third party holds participants’ account balances under the Canadian employees savings plan.

Pursuant to a supplemental retirement agreement entered into by IMC and Mr. Beug prior to the business combination between IMC and the fertilizer businesses of Cargill, Mr. Beug is entitled to additional retirement benefits based on his final average salary and years of credited service to us and our predecessor companies. We have set forth the aggregate change for fiscal 2011, 2010 and 2009 in the actuarial present value of Mr. Beug’s benefits under the supplemental retirement agreement in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table. We have set forth additional information regarding the supplemental retirement agreement, including the actuarial present value of Mr. Beug’s accumulated benefit under the agreement, the benefit formula, and the elements of compensation upon which his benefits under the agreement are determined, in the Fiscal 2011 Pension Benefits Table and accompanying narrative and notes on page 59.

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Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, except that our common stock is excluded.

We do not have a deferred compensation plan for Canadian employees of our Potash business. Full-time non-union Canadian employees of our Potash business may elect to make after-tax contributions of up to 30% (less the participant’s before-tax contributions to the tax-qualified defined contribution plans) of pay to the Canadian employees savings plan discussed in the preceding bullet.

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Cargill Pension Plan. In addition, certain of our employees, including one of our Named Executive Officers, who were employees of Cargill before the 2004 business combination between IMC and the fertilizer businesses of Cargill, participate in Cargill’s salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the merger and contribution agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2011, the unused portion of the $19.2 million cap was $8.9 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

We have included the changes for fiscal 2011, 2010 and 2009 in the actuarial present value of the accumulated benefit under Cargill’s salaried employees’ pension plan for each Named Executive Officer in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table. We have included additional information regarding Named Executive Officers’ benefits under the plan, including the actuarial present value of their accumulated benefits under the plan, the benefit formula, and the elements of compensation upon which benefits under the plan are determined, in the Fiscal 2011 Pension Benefits Table and accompanying narrative and notes.

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Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the United States and Canada. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

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Executive Life and Disability Plans. We provide certain key executives who reside in the United States, including the Named Executive Officers, life and disability insurance coverage that supplements the coverage limits for salaried employees generally in the United States. The supplemental life coverage for which we pay the premiums is equal to an additional one times base salary (with a maximum coverage amount of $1.0 million) and the supplemental disability coverage for which we pay the premiums is equal to an additional twelve percent (12%) of eligible earnings (base salary plus bonus) up to $420,000.

•	Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During fiscal 2011, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table under the rules of the Securities and Exchange Commission:

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We have an executive physical exam program pursuant to which key executives, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals every three years (in the case of participants under age 40), every two years (in the case of participants between the ages of 40 and 49) and annually (in the case of executives age 50 and older);

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We have an executive financial planning program pursuant to which our executive officers and certain other key executives are eligible for reimbursement of up to $7,000 per year for the costs of financial and tax planning;

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We have a corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry or investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee;

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We have a relocation policy that provides for the payment of the costs of relocating new or current employees. We provided relocation benefits under this plan to Mr. O’Rourke, who we hired in January 2009. Our relocation policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee;

•	We furnish a company car to Mr. Beug to facilitate his travel among our Potash business segment’s facilities in Saskatchewan; and

•	We match employee donations to United Way.

Severance and Change-in-Control Arrangements

We have established senior management severance and change-in-control agreements with each of our executive officers (other than Mr. Beug, who will retire as described below under “Executive Officer Retirement” on page 42) as well as certain other officers or executives designated by our Compensation Committee and Board. Our Compensation Committee established the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment:

•	by us with cause;

•	by us without cause;

•	by the executive officer for good reason;

•	due to the executive officer’s death or disability; or

•	by the executive officer without good reason.

These agreements are intended by our Board, as recommended by our Compensation Committee, to:

•	help us attract and retain executive talent in a competitive marketplace;

•	enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control;

•	foster their objectivity in considering a change-in-control proposal;

•	facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations; and

•	protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

In fiscal 2011, our Compensation Committee authorized new senior management severance and change in control agreements to replace prior agreements, most of which were expiring. Key enhancements in connection with the new agreements included:

•	eliminating a former tax “gross-up” for payments that would subject the participating officer to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code;

•	enhancing the scope of health and welfare benefits in the event of a qualified change-in-control termination (generally, involuntary termination of employment in connection with a change-in-control);

•	amendment of our nonqualified deferred compensation plan to provide that, in the event of a qualified change-in-control termination:

•	existing restoration benefits under the plan would be extended to a participant who was not employed on the last day of the fiscal year; and

•	participants would receive a “make-up” contribution to replace other amounts not received under the Mosaic Investment Plan.

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long-term equity incentive awards under our Omnibus Incentive Plan granted beginning in fiscal 2012 require a “double trigger” prior to vesting as a result of a change-in-control (i.e., both a change-in-control and termination of employment) as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934, rather than the prior “single trigger” (i.e., acceleration of vesting upon a change-in-control without a termination of employment).

Our Compensation Committee believes these enhancements reflect emerging best practice with respect to senior management severance and change in control arrangements while continuing to allow us to attract and retain executive talent in the competitive marketplace.

The New Horizon Transaction was not a change-in-control under the provisions of our severance and change-in-control agreements.

The Severance and Change-in-Control Compensation Table on page 68, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

Executive Officer Retirement

In May 2011, Mr. Beug announced that he would retire from the Company in 2012, our Board removed Mr. Beug as an executive officer and, pursuant to authorization of our Compensation Committee, we entered into a retirement agreement with Mr. Beug. The retirement agreement provided for Mr. Beug to retain his title and compensation as Senior Vice President – Potash Operations until May 31, 2011. Mr. Beug has transitioned to the role of Senior Advisor to us on a part-time basis until July 31, 2012 (or for an additional year, upon mutual agreement), in which capacity he will retain certain responsibilities and advise Mr. O’Rourke on a range of matters. In connection with Mr. Beug’s retirement, he is entitled to:

•	a salary of $150,000 per year;

•	six weeks of vacation through his retirement date, and payment for earned but unused vacation;

•

full-time employee-equivalent health and welfare benefits while serving as Senior Advisor, as well as an executive physical and reimbursement for financial planning services of up to CAD 7,000 (approximately USD $6,958);

•	continued use of the vehicle we provide him while serving as Senior Advisor;

•	reimbursement for outplacement services up to $25,000;

•

if he remains employed through July 31, 2012, a payment equal in value to 3,060 restricted stock units as of such date, provided, that no such payment will be made if his employment continues to July 27, 2013; and

•

upon retirement on July 31, 2012 or such later date as may be mutually agreed, a lump sum payment of CAD 705,396 (approximately USD $701,157), an amount which is equal to the sum of his base salary and annual target bonus for fiscal 2011 and the cost of continued health and dental coverage following retirement.

The retirement agreement also includes nondisclosure and nonsolicitation agreements and a general release by Mr. Beug.

Special Dividend on Common Stock

On December 3, 2009, we paid a special dividend in the amount of $1.30 per share of common stock to stockholders of record on November 12, 2009. In order to address the dilutive effects of the special dividend on our long-term incentive awards, our Compensation Committee and our Board (in the case of our CEO and directors) approved anti-dilution payments to directors and employees who held stock options or restricted stock units. The anti-dilution payments were in lieu of other anti-dilution adjustments under the applicable provisions of the plans under which the stock options and restricted stock units were granted. The anti-dilution payments consist of cash payments of $1.30 for each share of common stock subject to outstanding stock options or restricted stock units (other than restricted stock units granted in 2008 and 2009 that include dividend equivalent rights). For stock options and restricted stock units that were not vested when the special dividend was paid, the payment is made in the year in which the stock options or restricted stock units vest. We have included the amounts of anti-dilution payments to the Named Executive Officers in fiscal 2011 in note 7(c) to the Fiscal 2011, 2010 and 2009 Summary Compensation Table on page 55.

Named Executive Officers’ Compensation in Fiscal 2011

The following table shows total target direct compensation and its components (annualized base salary and the target annual and long-term incentive awards) for our Named Executive Officers as approved as part of our Compensation Committee’s annual reviews in fiscal 2011 and 2010. The fiscal 2011 base salary increases were effective October 1, 2010.

Named Executive Officer	Fiscal 2011	Fiscal 2010	Change
			Dollars	Percent
James T. Prokopanko
Base Salary	$1,000,000	$950,000	$50,000	5.3%
Annual Incentive Plan Target
Percent	125%	110%	15%	13.6%
Dollars	$1,250,000	$1,045,000	$205,000	19.6%
Long-Term Incentive Target	$3,900,000	$4,000,000	($100,000)	(2.5%)

Total Direct Compensation	$6,150,000	$5,995,000	$155,000	2.6%

Lawrence W. Stranghoener
Base Salary	$590,000	$560,000	$30,000	5.4%
Annual Incentive Plan Target
Percent	75%	75%	—	0%
Dollars	$442,500	$420,000	$22,500	5.4%
Long-Term Incentive Target	$1,100,000	$1,200,000	($100,000)	(8.3%)

Total Direct Compensation	$2,132,500	$2,180,000	($47,500)	(2.2%)

James (“Joc”) C. O’Rourke
Base Salary	$605,000	$550,000	55,000	10.0%
Annual Incentive Plan Target
Percent	75%	75%	—	0%
Dollars	$453,750	$412,500	$41,250	10.0%
Long-Term Incentive Target	$1,000,000	$1,000,000	$0	0%

Total Direct Compensation	$2,058,750	$1,962,500	$96,250	4.9%

Richard L. Mack
Base Salary	$470,000	$450,000	$20,000	4.4%
Annual Incentive Plan Target
Percent	70%	70%	—	0%
Dollars	$329,000	$315,000	$14,000	4.4%
Long-Term Incentive Target	$750,000	$850,000	($100,000)	(11.8%)

Total Direct Compensation	$1,549,000	$1,615,000	($66,000)	(4.1%)

Richard N. McLellan*
Base Salary	$380,000	N/A	N/A	N/A
Annual Incentive Plan Target
Percent	65%	N/A	N/A	N/A
Dollars	$247,000	N/A	N/A	N/A
Long-Term Incentive Target	$500,000	N/A	N/A	N/A

Total Direct Compensation	$1,127,000	N/A	N/A	N/A

Norman B. Beug
Base Salary	422,446	$399,921	$22,545	5.6%
Annual Incentive Plan Target
Percent	65%	65%	—	0%
Dollars	$274,590	$259,949	$14,641	5.6%
Long-Term Incentive Target	$550,000	$650,000	($100,000)	(15.4%)

Total Direct Compensation	$1,247,056	$1,309,870	($62,814)	(4.8%)

*	Mr. McLellan was not a Named Executive Officer for fiscal 2010.

We established compensation for the Named Executive Officers in fiscal 2011 in a manner consistent with our executive compensation philosophy, on account of both internal and external factors and a desired mix of total compensation, as discussed above under “Compensation Philosophy and Objectives”.

Specific considerations with respect to each of the Named Executive Officers for fiscal 2011 included:

•	James T. Prokopanko, President and Chief Executive Officer.

Our Board, upon the recommendation of our Compensation Committee, increased Mr. Prokopanko’s fiscal 2011 target total direct compensation to $6,150,000 from $5,995,000 for fiscal 2010, or 2.6%. Increases in his base salary and target annual incentive award were partially offset by a reduction in his long-term incentive target. General internal factors considered by our Board and Compensation Committee in setting Mr. Prokopanko’s fiscal 2011 compensation included overall Company results and Mr. Prokopanko’s leadership competencies. Specific internal factors included:

•	achievement of 68% of our fiscal 2010 operating earnings goal;

•	active management of working capital in a down market, with average working capital 40% below targeted levels;

•	implementation of employee programs and processes to foster effective performance management, leadership development and incentive compensation for salaried employees;

•	achievement of a 13% increase in employee engagement survey scores, which is an indicator of employee commitment and productivity;

•	successful negotiation in fiscal 2010 of the agreements that subsequently led to our sale of our non-core investment in Fosfertil S.A. in fiscal 2011;

•	successful negotiation in fiscal 2010 of our strategic investment in the Miski Mayo phosphate rock mine in Peru, which was completed at the beginning of fiscal 2011;

•	continuation of our potash mine capacity expansion, on schedule and on budget; and

•	implementation of a sustainability program.

The reduction in Mr. Prokopanko’s fiscal 2011 long-term incentive target reflected a general decrease for most of our executive officers due to a downward trend in our competitive benchmarking data for long-term incentives as well as our Board’s determination that a reduction in long-term incentive targets for the Named Executive Officers was appropriate in light of the year-over-year decline in our stock price and consistent with its impact on our stockholders.

Mr. Prokopanko’s fiscal 2011 target total direct compensation placed him 10% below the 50th percentile of our comparator group’s CEO compensation proxy data.

•	Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer.

Our Compensation Committee decreased Mr. Stranghoener’s fiscal 2011 target total direct compensation to $2,132,500 from $2,180,000 for fiscal 2010, or 2.2%. Increases in his base salary and target annual incentive award were more than offset by a decrease in his long-term incentive target. General internal factors considered by our Compensation Committee in setting Mr. Stranghoener’s fiscal 2011 compensation included outstanding individual performance, leadership contributions and excellent relations with lenders, investment analysts and other external stakeholders. Specific internal factors included :

•	his role in funding our strategic expansion of potash production capacity;

•	successful negotiation of our strategic investment in the Miski Mayo phosphate rock mine;

•	successful negotiation of our sale of our non-core investment in Fosfertil S.A.;

•	progress on global financial reporting system implementation in several of our international distribution operations;

•	achievement of fiscal 2010 milestones for the creation of internal capabilities for assuming services previously provided to us by Cargill;

•	strengthening of our internal audit capability; and

•	reorganization of the information technology function for improved focus, security, speed and efficiency on a global scale.

The reduction in Mr. Stranghoener’s fiscal 2011 long-term incentive target reflected the general decrease for executive officers discussed above.

Mr. Stranghoener’s fiscal 2011 target total direct compensation placed him 17% above the 50th percentile and 15% under the 75th percentile of the compensation benchmarking information for chief financial officer positions.

•	James (“Joc”) C. O’Rourke, Executive Vice President – Operations.

Our Compensation Committee increased Mr. O’Rourke’s fiscal 2011 target total direct compensation to $2,058,750 from $1,962,500 for fiscal 2010, or 4.9%. Specific internal factors for fiscal 2010 considered by our Compensation Committee in setting Mr. O’Rourke’s fiscal 2011 compensation included:

•	implementation of a multi-year capital and operating cost reduction strategy for the Phosphates business segment;

•	implementation and resourcing of an ISO 14001 certification project for the Phosphates business segment;

•

reorganization of the environmental, health and safety function to establish global systems and standards of performance with center-led leadership and more closely integrated processes with operations; and

•

initiation of a comprehensive evaluation of the organizational structure, accountabilities and resource alignment within the engineering, operations, supply chain and procurement functions for the Potash business segment.

Mr. O’Rourke’s target total direct compensation placed him 8% above the 25th percentile and 24% below the 50th percentile of the compensation benchmarking information for comparable positions. Factors our Compensation Committee considered in determining not to reduce Mr. O’Rourke’s fiscal 2011 long-term incentive target compared to fiscal 2010 consistent with the general reductions for other executive officers included the current level of his total direct compensation, that his long-term incentive target was below the 25th percentile of the compensation benchmarking information and that he had a low level of outstanding equity awards due to his short tenure with us.

•	Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary.

Our Compensation Committee decreased Mr. Mack’s fiscal 2011 target total direct compensation to $1,549,000 from $1,615,000 for fiscal 2010, or 4.1%. Increases in his base salary and target annual incentive award were more than offset by the decrease in his long-term incentive target. General internal factors considered by our Compensation Committee in setting Mr. Mack’s fiscal 2011 compensation included strong individual performance against an expanded set of duties. Specific internal factors included:

•	successful negotiation of our strategic investment in the Miski Mayo phosphate rock mine;

•	successful negotiation of our sale of our non-core investment in Fosfertil S.A.;

•	sale of several non-core international distribution operations;

•	oversight of material litigation impacting our operations;

•	establishment of an enterprise risk management framework;

•	creation of a land development strategy for us; and

•	reorganization of our land development and mine permitting functions within the U.S.

The reduction in Mr. Mack’s fiscal 2011 long-term incentive target reflected the general decrease for executive officers discussed above.

Mr. Mack’s fiscal 2011 target total direct compensation placed him at 6% above the 50th percentile and 18% under the 75th percentile of the compensation benchmarking information for comparable positions.

•	Richard N. McLellan, Senior Vice President - Commercial.

Our Compensation Committee set Mr. McLellan’s fiscal 2011 target total direct compensation at $1,127,000. General internal factors for fiscal 2010 considered by our Compensation Committee in setting Mr. McLellan’s fiscal 2011 compensation included strong individual performance. Specific internal factors included:

•	rationalization of several non-core international distribution operations leading to their sale;

•	implementation of a new distribution strategy;

•	implementation of a product development and differentiation strategy; and

•	implementation of a global customer service capability and customer satisfaction strategy.

Mr. McLellan’s fiscal 2011 long-term incentive target reflected the general decrease for executive officers discussed above.

Target total direct compensation placed Mr. McLellan at 8% below the 50th percentile of the compensation benchmarking information for comparable positions.

•	Norman B. Beug, Former Senior Vice President – Potash Operations.

Mr. Beug is the former head of our Potash business segment, which is headquartered in Canada, and Mr. Beug is paid in Canadian dollars. For fiscal 2011, our Compensation Committee maintained the level of Mr. Beug’s fiscal 2010 base salary and target annual incentive expressed in Canadian dollars and reduced his long-term incentive target. Mr. Beug’s target total direct compensation expressed in U.S. dollars decreased to $1,247,056 from $1,309,870, or 4.8%, due to a reduction in his long-term incentive target, partially offset by increases in his base salary and annual incentive target due to a change in the currency exchange rate we used to convert his compensation to U.S. dollars. Specific internal factors for fiscal 2010 considered by our Compensation Committee in setting Mr. Beug’s fiscal 2011 compensation included:

•	implementation of leadership changes and resource additions to support our expansion of potash production capacity;

•	negotiation of a new 3-year labor agreement with the representative of hourly employees at our Esterhazy, Saskatchewan, potash mine;

•	our Potash business segment’s achievement of 56% of its operating earnings goal for fiscal 2010; and

•	our Potash business segment’s achievement of 75% of its goal for potash production for fiscal 2010.

Our Compensation Committee did not increase Mr. Beug’s base salary or target annual incentive award expressed in Canadian dollars due to the financial and operational performance of the Potash business segment in fiscal 2010 and the close positioning of his base salary with the 75th percentile of the compensation benchmarking information for comparable positions. The reduction in the long-term incentive target reflected the general decrease for executive officers discussed above.

Target total direct compensation placed Mr. Beug at 38% above the 50th percentile and 7% below the 75th percentile of the compensation benchmarking information for comparable positions.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its three most highly compensated executive officers (other than the principal executive officer or principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.” All of the members of our Compensation Committee qualify as outside directors for this purpose.

While the tax impact of any compensation arrangement is one factor to be considered, the tax impact is evaluated in light of our overall compensation philosophy. We will consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our Omnibus Incentive Plan is designed to permit employee stock options and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code, and attempt to structure compensation in a tax-efficient manner, both for our executive officers and other key managers and for our Company.

Forfeiture of Incentive Awards for Misconduct

Our Omnibus Incentive Plan provides for the forfeiture of awards in the event of certain types of misconduct. All awards under the Omnibus Incentive Plan, including Management Incentive Plan awards, restricted stock units and stock options, are subject to these forfeiture provisions. For awards granted in fiscal 2009 or subsequent years, our Board may require forfeiture if:

•

fraudulent or intentional misconduct contributes to the need for a material restatement of our financial statements filed with the Securities and Exchange Commission or contributes to the use of inaccurate metrics to determine the amount of any award or the amount of incentive compensation to a participant;

•	the participant knowingly or grossly negligently engaged in the misconduct or grossly negligently failed to prevent the misconduct; and

•	the amount of the participant’s award or incentive compensation was greater than it would have been absent the misconduct.

These forfeiture provisions are in addition to any other disciplinary or other action available to us with respect to the misconduct.

We have included the Omnibus Incentive Plan, including the forfeiture provisions, as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary;

•	Executive Vice Presidents (three persons) and Senior Vice Presidents (three persons), three times base salary; and

•	Other executive officers (two persons), one times base salary.

Among other provisions of our stock ownership guidelines are that:

•	for purposes of determining whether an executive officer’s ownership meets the required level at any particular time, the value of common stock owned is based on the current stock price at that time;

•	unexercised employee stock options and unvested restricted stock units are not included towards an executive officer’s required ownership level;

•

an executive officer must hold all “net profit shares” (the shares of common stock remaining after deducting the number of shares required to be sold in order to pay tax obligations, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level; and

•	the executive officer must pre-clear any sale of stock with our General Counsel, who reviews the proposed sale with the Chair of our Board and our CEO.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship. Because we were formed in 2004 and first introduced our stock ownership guidelines in 2007, none of our executive officers is yet required to maintain the full level of stock ownership required after six years; however, all of our executive officers have either achieved the full level of required ownership or are making progress toward achieving that level within the required timeframe.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Respectfully submitted,

William T. Monahan, Chair

Phyllis E. Cochran

David B. Mathis

James L. Popowich

David T. Seaton

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•	The balance of base pay, annual incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•

A long-term incentive program that grants an equal mix of stock options and restricted stock units to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total stockholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•

Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts;

•

The range of performance measures we utilize under our annual incentive plan, which for executive officers include not only operating earnings but also controllable operating costs per sales tonne, two safety measures and adjusted selling, general and administrative expense; and

•

Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct” on page 48; stock ownership guidelines, including holding period requirements, for our executive officers and certain other key executives as described under “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 49; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for fiscal 2011, fiscal 2010 and fiscal 2009.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis on page 23. The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for fiscal 2011, fiscal 2010 and fiscal 2009 and should be read in conjunction with the Compensation Discussion and Analysis.

Fiscal 2011, 2010 and 2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
James T. Prokopanko	2011	983,333	1,000,000	1,950,007	1,949,991	1,250,000	—	530,833	7,664,164
President and Chief	2010	933,333	—	2,400,025	1,431,252	961,400	—	580,259	6,306,269
Executive Officer	2009	883,333	300,000	1,600,047	1,400,795	—	—	398,429	4,582,604
Lawrence W. Stranghoener	2011	580,000	1,000,000	549,988	549,994	442,500	—	174,335	3,296,817
Executive Vice President	2010	553,333	—	719,997	429,373	386,400	—	341,792	2,430,895
and Chief Financial Officer	2009	533,333	150,000	500,063	437,730	—	—	172,123	1,793,249
James (“Joc”) C. O’Rourke	2011	586,667	500,000	499,981	499,992	453,750	—	250,981	2,791,371
Executive Vice President –	2010	550,000	—	600,006	357,806	379,500	—	162,822	2,050,134
Operations(8)
Richard L. Mack	2011	463,333	1,000,000	374,986	374,988	329,000	27,000	127,707	2,697,014
Executive Vice President,	2010	443,333	—	510,013	304,130	289,800	32,000	210,977	1,790,253
General Counsel and Corporate Secretary(9)	2009	420,000	150,000	375,015	328,282	—	—	126,756	1,400,053
Richard N. McLellan(10)	2011	366,667	500,000	249,991	250,008	247,000		130,245	1,743,911
Senior Vice President –
Commercial
Norman B. Beug(11)	2011	422,446	—	275,017	275,009	274,590	186,771	341,230	1,775,063
Senior Vice President –	2010	393,961	—	390,023	232,593	229,661	172,389	248,239	1,666,866
Potash Operations	2009	346,549	70,000	325,022	284,539	—	—	134,400	1,160,510

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.
(3)	Fiscal 2011 amounts reflect the New Horizon Transaction special cash compensation awards. Our Board of Directors (for our CEO) and our Compensation Committee (for our remaining Named Executive Officers) authorized these awards to recognize significant contributions to the success of the split-off by Cargill of its approximately 64% equity interest in us, including approval by our stockholders at a special meeting held on May 11, 2011 and the sale of 115.0 million shares of the Company’s stock by certain former Cargill stockholders and debt holders on May 25, 2011.

Fiscal 2009 amounts reflect discretionary short-term incentive payouts. Our Board of Directors (for our CEO) and our Compensation Committee (for our remaining Named Executive Officers) authorized these payouts because they believed that, although we did not achieve the ambitious level of operating earnings that we set for ourselves at the beginning of fiscal 2009 for any payout for fiscal 2009 under the Management Incentive Plan, and despite the extreme challenges in the world economy and our industry, we were successful in a number of key areas, including among others achieving record net earnings, generating and conserving cash, the successful sale of a non-core joint venture for approximately $750 million, a special dividend from our non-U.S. subsidiaries to our U.S. subsidiaries, significant accomplishments in permitting our Florida phosphate rock reserves, achievement of investment grade credit ratings and roll-out of our strategy to expand our Potash business.

(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units or stock options in the applicable fiscal year, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

The assumptions used in the valuation are discussed in note 20 to our audited financial statements for fiscal 2011.

(5)	Reflects awards under our Management Incentive Plan.

Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals.

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2011 and the levels of performance that were achieved, under “Compensation Process and Components – Annual Incentives” on page 32 in our Compensation Discussion and Analysis.

(6)	Reflects the aggregate increase, if any, in the actuarial value of pension benefits for fiscal 2011, fiscal 2010 and fiscal 2009 under Cargill’s salaried employees’ pension plan for Mr. Mack, and under a supplemental retirement agreement with Mr. Beug. For fiscal 2009, the actuarial value of Mr. Mack’s benefits under the Cargill plan and Mr. Beug’s benefits under the supplemental retirement agreement decreased by $4,000 and $132,335, respectively.

The Cargill plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Mr. Mack after December 31, 2004. Accordingly, his total credited years of service primarily reflects his service with Cargill prior to the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Mr. Mack includes post-combination compensation paid by us. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2011, the unused portion of the $19.2 million cap was $8.9 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Our supplemental retirement agreement with Mr. Beug provides additional annual retirement benefits to him over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement.

We have included additional information about these plans, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Fiscal 2011 Pension Benefits Table and accompanying narrative and notes on page 53.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(7)	The table below shows the components of compensation that are included in this column for fiscal 2011:

Name	Perquisites ($)(a)	Company Contributions to Defined Contribution Plans($)(b)	Other($)(a)(c)	Total($)
James T. Prokopanko	—	301,417	229,416	530,833
Lawrence W. Stranghoener	—	114,315	60,020	174,335
James (“Joc”) C. O’Rourke	58,532	144,512	47,937	250,981
Richard L. Mack	—	97,864	29,843	127,707
Richard N. McLellan	14,045	82,600	33,600	130,245
Norman B. Beug	11,263	107,915	222,052	341,230

(a)	Perquisites include:

•	Amounts paid under our executive physical exam program for Mr. McLellan and Mr. Beug in the amounts of $9,864 and $2,395, respectively;

•	Amounts paid under our executive financial planning program for Messrs. O’Rourke and Beug, including $1,367 for Mr. Beug;

•

The amount reimbursed under our travel policy for travel by Messrs. O’Rourke’s, McLellan’s and Beug’s spouses to industry and investor conferences, including $8,495 and $4,181 for Messrs. O’Rourke’s and McLellan’s spouses, respectively. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amounts are included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for calendar 2010;

•

An aggregate of $48,147 under our relocation policy related to Mr. O’Rourke’s move to our Plymouth, Minnesota headquarters after we hired him on January 5, 2009. Our relocation plan also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amount of $24,394 is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed to Mr. O’Rourke for calendar 2010; and

•

Our incremental costs, in the amount of $6,745, for personal use by Mr. Beug of a company car that we furnish to Mr. Beug in order to facilitate his travel among our Potash business segment’s facilities in Saskatchewan.

The incremental cost to us of perquisites for fiscal 2011 did not exceed $10,000 for any other Named Executive Officer.

(b)	Reflects our contributions for Named Executive Officers who are employees in the United States to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, and to the accounts of each such officer under deferred compensation arrangements reflecting amounts that would have been credited to their accounts in the plan but for limitations under the Internal Revenue Code, as well as our contributions to the account of Mr. Beug, who is employed by our Canadian Potash business, under our Canadian defined contribution plans.

Mosaic Investment Plan

We contribute the following amounts to the Named Executive Officers’ accounts in the Mosaic Investment Plan:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately.

•

We contribute an amount each year equal to a percentage of the participant’s eligible pay, consisting of base salary and bonuses (including those under the Management Incentive Plan). The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the social security wage base, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the social security wage base, we pay an additional 3% over the age-based award. The social security wage base for calendar 2009 was $106,800 and, for calendar 2010, is $106,800. These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. O’Rourke’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. O’Rourke would forfeit these contributions upon a termination of his employment.

•

We also make a discretionary employer contribution. Our Compensation Committee has determined to base the discretionary employer contribution on our achievement of performance goals under our Management Incentive Plan. For fiscal 2011, we determined the amount of the discretionary employer contribution based on the operating earnings measure under the Management Incentive Plan, as follows:

(dollars in millions)

Operating Earnings	$654	$1,869	$3,738
Contribution	0%	1.0%	2.0%
(Percent of participant’s eligible pay)

Based on the formula in the table above, for fiscal 2011 we made discretionary employee contributions to participants’ accounts of 1.5% of calendar 2010 pay. These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. O’Rourke’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. O’Rourke would forfeit these contributions upon a termination of his employment.

Contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 61.

Canadian Plans

We contribute the following amounts to participants’ accounts in the Canadian defined contribution plans in which Mr. Beug participates:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately;

•	We contribute an amount each year equal to a percentage of the participant’s covered compensation. For Mr. Beug, covered compensation includes:

•	base salary;

•	bonuses (including those under our Management Incentive Plan); and

•

unused amounts under our Canadian flexible benefits plan. Under our flexible benefits plan, salaried employees of our Canadian Potash business are entitled to apply an amount each year equal to 2.0% of annual salary plus an additional amount determined by the employee’s medical and dental coverage selection on a pre-tax basis to the payment of premiums under our group insurance, health or dental plans or as a contribution to the participant’s health spending account or as a contribution to the participant’s tax-qualified defined contribution plan. Any unused portion is paid to the participant as taxable compensation.

The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the limit established each year under Canadian law, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the limit, the percentage we pay ranges from 4% for participants under age 30 to 10% for participants age 60 and older. These contributions vest once we have employed the participant for at least two years;

•

For former employees of the company from which we acquired our Belle Plaine potash mine, including Mr. Beug, we contribute an additional amount equal to a percentage of the participant’s covered compensation. For covered compensation up to the year’s maximum pensionable earnings established under Canadian law, we contribute 1.5% of covered compensation. For covered compensation above that limit, we contribute 2% of covered compensation. The maximum pensionable earnings for calendar 2010 was $44,415 and, for calendar 2011, is $48,010; and

•	We make a discretionary contribution that is the same as under the Mosaic Investment Plan.

Taxable compensation to the participant on our contributions up to the limit established each year under Canadian law is deferred, while our contributions that exceed the limit are taxable compensation to the participant. The limit for calendar 2010 was the lesser of $21,125 or 18% of earnings for calendar 2010 and for calendar 2011 is the lesser of $22,832 or 18% of earnings for calendar 2011. We contribute the amounts that are above these limits to the participant’s account in our employee savings plan. The Canadian employee savings plan accounts are held by a third party. The participants choose among various investment alternatives that are the same as are available under the Canadian tax-qualified defined contribution plans. Participants may withdraw their employee savings plan account balances at any time. A participant may also contribute up to 30% (less the participant’s before-tax contributions to the tax-qualified defined contribution plans) of pay on an after-tax basis to the participant’s employee savings plan account. Participants account balances under the Canadian employee savings plan are not obligations of ours.

(c)	Includes anti-dilution payments paid in fiscal 2011 to the Named Executive Officers in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009, in the following amounts:

Name	Amount
James T. Prokopanko	$164,241
Lawrence W. Stranghoener	34,198
James “Joc” C. O’Rourke	5,208
Richard L. Mack	25,750
Richard N. McLellan	14,455
Norman B. Beug	24,393

We have discussed additional detail about the anti-dilution payments under “Compensation Discussion and Analysis – Special Dividend on Common Stock” on page 43.

Also includes contributions we made to match charitable donations made by the Named Executive Officers, including the following contributions to United Way:

Name	Amount
James T. Prokopanko	$50,000
Lawrence W. Stranghoener	20,000
Richard N. McLellan	12,500

Also includes payment to Mr. Beug of $196,159 for earned but unused vacation to May 31, 2011 under the terms of his retirement agreement and applicable law, and premiums on executive life and disability insurance policies.

(8)	Mr. O’Rourke joined us as our Executive Vice President – Operations on January 5, 2009. Mr. O’Rourke was not a Named Executive Officer for fiscal 2009.

(9)	Mr. Mack was Senior Vice President, General Counsel and Corporate Secretary until his election to his present position effective January 1, 2009.

(10)	Mr. McLellan became our Senior Vice President – Commercial on April 19, 2007. Mr. McLellan was not a Named Executive Officer for fiscal 2010 or fiscal 2009.

(11)

Mr. Beug is an employee of our Canadian Potash business and his compensation is paid in Canadian dollars. We converted amounts paid to Mr. Beug to U.S. dollars for purposes of this Proxy Statement at a rate of CAD 1.006046/USD 1.0 for fiscal 2011, CAD 1.062710/USD 1.0 for fiscal 2010 and CAD 1.156160/USD 1.0 for fiscal 2009, the average rates we used to convert the profit and loss statement of our Potash business to U.S. dollars for those fiscal years, except for payments in the “Bonus” and “Non-Equity Incentive Compensation” columns which are shown at the U.S. dollar amounts of his discretionary short-term payout for fiscal 2009 and Management Incentive Plan awards, respectively, as approved by our Compensation Committee.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options and restricted stock units, to each of our Named Executive Officers for fiscal 2011. We did not grant any other award under any equity or non-equity incentive plan in fiscal 2011 that would be paid out in a future fiscal year.

Fiscal 2011 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)		Target ($)	Maximum ($)
James T. Prokopanko	—	—	0	(5)	1,250,000	3,125,000	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	79,011	44.93	1,949,991
	7/27/10	7/21/10	—		—	—	43,401	—	—	1,950,007
Lawrence W. Stranghoener	—	—	0	(5)	442,500	1,106,250	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	22,285	44.93	549,994
	7/27/10	7/21/10	—		—	—	12,241	—	—	549,988
James (“Joc”) C. O’Rourke	—	—	0	(5)	453,750	1,134,375	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	20,259	44.93	499,992
	7/27/10	7/21/10	—		—	—	11,128	—	—	499,981
Richard L. Mack	—	—	0	(5)	329,000	822,500	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	15,194	44.93	374,988
	7/27/10	7/21/10	—		—	—	8,346	—	—	374,986
Richard N. McLellan	—	—	0	(5)	247,000	617,500	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	10,130	44.93	250,008
	7/27/10	7/21/10	—		—	—	5,564	—	—	249,991
Norman B. Beug	—	—	0	(5)	259,949	519,897	—	—	—	—
	7/27/10	7/21/10	—		—	—	—	11,143	44.93	275,009
	7/27/10	7/21/10	—		—	—	6,121	—	—	275,017

(1)	We describe our practices for granting stock options and restricted stock units to employees, including general terms and the timing of grants and approvals, under “Compensation Process and Components – Long-Term Incentives” in our Compensation Discussion and Analysis.
(2)	Shows the number of shares subject to restricted stock units granted under our Omnibus Incentive Plan.
(3)	Shows the number of shares subject to stock options granted under our Omnibus Incentive Plan.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units or stock options in fiscal 2011, determined in accordance with ASC Topic 718.
(5)	Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals. This row shows the threshold, target and maximum potential annual awards under the program for fiscal 2011. We paid the actual awards for fiscal 2011 in August 2011. The amount of the actual fiscal 2011 award for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2011 and the levels of performance that were achieved, under “Compensation Process and Components – Annual Incentives – Management Incentive Plan” in our Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of May 31, 2011.

Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
James T. Prokopanko	129,388	—		15.45	8/4/16	12,578	(3)	891,151
	53,957	—		20.70	2/1/17	45,524	(4)	3,225,375
	83,433	—		40.03	8/2/17	43,401	(5)	3,074,961
	15,606	7,803	(6)	127.21	7/31/18
	16,025	32,052	(7)	52.72	7/27/19
	—	79,011	(8)	44.93	7/27/20
Lawrence W. Stranghoener	12,084	—		15.04	10/29/14	3,931	(3)	278,511
	64,935	—		17.29	8/1/15	13,657	(4)	967,598
	61,120	—		15.45	8/4/16	12,241	(5)	867,275
	25,328	—		40.03	8/2/17
	4,876	2,439	(6)	127.21	7/31/18
	4,807	9,616	(7)	52.72	7/27/19
	—	22,285	(8)	44.93	7/27/20
James (“Joc”) C. O’Rourke	4,006	8,013	(7)	52.72	7/27/19	13,830	(9)	979,856
	—	20,259	(8)	44.93	7/27/20	11,381	(4)	806,344
						11,128	(5)	788,419
Richard L. Mack	36,382	—		17.29	8/1/15	2,948	(3)	208,866
	47,319	—		15.45	8/4/16	9,674	(4)	685,403
	19,368	—		40.03	8/2/17	8,346	(5)	591,314
	3,656	1,830	(6)	127.21	7/31/18
	3,405	6,811	(7)	52.72	7/27/19
	—	15,194	(8)	44.93	7/27/20
Richard N. McLellan	21,593	—		15.04	10/29/14	2,358	(3)	167,064
	13,915	—		17.29	8/1/15	6,259	(4)	443,450
	16,562	—		15.45	8/4/16	5,564	(5)	394,209
	12,574	—		40.03	8/2/17
	1,950	976	(6)	127.21	7/31/18
	2,203	4,408	(7)	52.72	7/27/19
	—	10,130	(8)	44.93	7/27/20
Norman B. Beug	19,368	—		40.03	8/2/17	2,555	(3)	181,022
	3,170	1,585	(6)	127.21	7/31/18	7,398	(4)	524,148
	2,604	5,209	(7)	52.72	7/27/19	6,121	(5)	433,673
	—	11,143	(8)	44.93	7/27/20

(1)	The exercise price for all stock options is the fair market value of our common stock on the date of grant, which is equal to the closing price as reflected on the New York Stock Exchange composite tape.
(2)	The amounts were calculated by multiplying the closing market price of our common stock on May 31, 2011 of $70.85 per share by the number of unvested shares.
(3)	These restricted stock units vested on July 31, 2011.

(4)	These restricted stock units vest on July 27, 2012.
(5)	These restricted stock units vest on July 27, 2013.
(6)	These options vested on July 31, 2011.
(7)	Half of these options vested on July 27, 2011 and half will vest on July 27, 2012.
(8)	One-third of these options vested on July 27, 2011 and one-third vest on July 27 in each of 2012 and 20131.
(9)	These restricted stock units vest on January 8, 2012.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during fiscal 2011 and restricted stock units of the Named Executive Officers that vested during fiscal 2011.

Fiscal 2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	52,000	3,133,520	34,974	$1,727,366
Lawrence W. Stranghoener	40,000	2,550,800	10,617	$524,374
James (“Joc”) C. O’Rourke	—	—	—	—
Richard L. Mack	20,384	1,274,534	8,119	$400,997
Richard N. McLellan	—	—	3,747	$185,064
Norman B. Beug	—	—	8,119	$400,997

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our common stock on the date of the option exercise as reported on the New York Stock Exchange composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our common stock as reported on the New York Stock Exchange composite tape on the vesting date.

Pension Benefits

Cargill Pension Plan

Mr. Mack participates in Cargill’s salaried employees’ pension plan. This plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Mr. Mack after December 31, 2004. Accordingly, his total credited years of service primarily reflects his service with Cargill, while his credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Mr. Mack includes post-combination compensation that we pay him.

In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2011, the unused portion of the $19.2 million cap was $8.9 million.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Supplemental Retirement Agreement

IMC and Mr. Beug entered into a supplemental retirement agreement prior to the business combination between IMC and the fertilizer businesses of Cargill. This agreement provides additional annual retirement benefits to Mr. Beug over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement. In addition, prior to the combination, IMC established a trust to secure the payment of certain retirement obligations, including Mr. Beug’s supplemental retirement agreement. The trust agreement requires that we fund 105% of the aggregate actuarially determined liabilities under all of these retirement obligations by means of contributions to the trust and/or by furnishing letters of credit to the trustee. As of the date of this Proxy Statement, we had furnished the trustee with a bank letter of credit in the amount of approximately $6.8 million.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s salaried employees’ pension plan and under Mr. Beug’s supplemental retirement agreement.

Fiscal 2011 Pension Benefits Table

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Richard L. Mack(2)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	$133,000

Norman B. Beug(3)	Supplemental Retirement Agreement	34	$2,830,089

(1)	These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known when they become eligible for payment.
(2)	Annual benefits for Mr. Mack under Cargill’s salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Mr. Mack as of December 31, 2004 and final average salary and covered compensation are as of the termination date of his employment at Mosaic.

Normal retirement benefits are payable at age 65. Mr. Mack may retire with unreduced retirement benefits under the plan once he is age 60. Once he is age 55, he may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Mr. Mack is age 43 and has 16 years of credited vesting service at May 31, 2011.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If he terminates employment before age 55, he may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. The plan does not offer lump sum payments.

The credited years of service for Mr. Mack include his service with Cargill. His benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Eligible compensation consists of base salary. Eligible compensation is limited under the Internal Revenue Code to $245,000 for both calendar 2010 and calendar 2011.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Fiscal 2011 Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table are based on the following assumptions:

•

discount rates of 5.25%, 5.75% and 6.75% for the present value calculations as of May 31, 2011, May 31, 2010 and May 31, 2009, respectively, and post-retirement mortality using the RP-2000 mortality table with fixed 10-year projection, combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•	retirement age of 60, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under the plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of May 31, 2011, the date used by Cargill in determining its charges to us for the plan.

(3)	The benefits under Mr. Beug’s supplemental retirement agreement are determined by the following formula:

•	2% of Mr. Beug’s final average salary times his first 25 years of credited service; plus

•	1% of his final average salary times his years of credited service above 25 years, up to a maximum of ten years; minus

•	2% of the benefit payable to him for the first 25 years of credited service under the Canadian government’s pension plan; minus

•	the amount of the annual retirement benefit that he could purchase from the balance of his account under our Canadian defined contribution retirement plans in which he participates; minus

•

the amount of the normal benefit payable to him pursuant to a defined benefit pension plan of the company from which IMC acquired our Belle Plaine, Saskatchewan potash mine. Mr. Beug does not accrue additional pension benefits under this plan for his service with us, and we are not responsible for payments to Mr. Beug under this plan.

Mr. Beug’s credited years of service under the supplemental retirement agreement include his years of service with the company from which IMC acquired the Belle Plaine mine. Mr. Beug’s benefits under the supplemental retirement agreement are fully vested.

The earliest Mr. Beug is entitled to unreduced benefits under the agreement is age 62. Mr. Beug, who is age 59 at the date of this Proxy Statement, is entitled to elect to receive reduced benefits under the agreement upon retirement at age 55 or older. If Mr. Beug elects to receive benefits before age 62, the amount of his benefits determined in accordance with the first three bullet points in this footnote are reduced by one-third of 1% for each month between the date on which his benefits commence and age 62.

The normal form of payment of the annual benefit under the supplemental retirement agreement is equal monthly installments payable for life. If Mr. Beug is married at the time his benefits under the supplemental retirement agreement commence, his monthly retirement benefits are reduced to provide actuarially equivalent reduced monthly payments to him for life and 60% of the reduced monthly payment to his surviving spouse after his death, unless his spouse waives the right to these payments. In the event of Mr. Beug’s death prior to retirement, his spouse, beneficiary or estate would be entitled to payment equal to the actuarial equivalent of his vested benefits, either in the form of a lump sum or a lifetime pension.

The amounts in the “Present Value of Accumulated Benefit” column and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2011, 2010 and 2009 Summary Compensation Table for Mr. Beug under his supplemental requirement agreement were calculated using the following assumptions:

•

discount rates of 5.0%, 5.55% and 6.60% for the present values as of May 31, 2011, May 31, 2010 and May 31, 2009, respectively, and post-retirement mortality using the UP94 generational mortality table as of May 31, 2011, May 31, 2010 and May 31, 2009;

•	salary scales of 4.0%, 4.0% and 4.0% for the present values as of May 31, 2011, May 31, 2010 and May 31, 2009, respectively; and

•	retirement at age 62, which is the earliest age that he may retire with unreduced benefits under the agreement.

These are the same assumptions we used for financial reporting purposes in our audited financial statements for fiscal 2011.

The present value of the accrued benefits was calculated as of May 31, 2011, the same measurement date used for our audited financial statements for fiscal 2011 with respect to Mr. Beug’s supplemental retirement agreement.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for fiscal 2011 and balances at May 31, 2011 for each of the Named Executive Officers under our deferred compensation plan.

The “Executive Contributions in Last FY” column shows the deferral by each Named Executive Officer of a portion of salary or award under our Management Incentive Plan for fiscal 2011 that is reported in the Fiscal 2011, 2010 and 2009 Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan” column.

The “Registrant Contributions in Last FY” column reflects our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Internal Revenue Code. The limit on contributions under the Internal Revenue Code was $49,000 for contributions for both calendar 2010 and calendar 2011. The formula for determining the aggregate amount of our contributions to the account of a Named Executive Officer to the tax-qualified and non-qualified plans is discussed in note (7)(b) to the Fiscal 2011, 2010 and 2009 Summary Compensation Table.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

The “Aggregate Earnings in Last FY” column shows the earnings on each Named Executive Officer’s account balance for fiscal 2011, and the “Aggregate Balance at Last FYE” column shows the balance of each Named Executive Officer’s account as of the end of fiscal 2011. The “Aggregate Withdrawals/Distributions” column shows payments made to each Named Executive Officer from his account in fiscal 2011.

Our deferred compensation plan is available only for U.S. employees. Mr. Beug, who is an employee of our Canadian Potash business, is not eligible to participate in it and our Canadian Potash business does not have a deferred compensation plan.

Fiscal 2011 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
James T. Prokopanko	115,184	241,675	25,770	116,851	957,820
Lawrence W. Stranghoener	13,275	69,124	76,762	—	440,263
James (“Joc”) C. O’Rourke	76,352	99,897	11,531	6,526	263,735
Richard L. Mack	55,605	59,271	37,143	63,830	351,938
Richard N. McLellan	101,010	43,373	134,159	—	726,041

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal 2011 in the Fiscal 2011, 2010 and 2009 Summary Compensation Table.
(2)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for fiscal 2011 in the Fiscal 2011, 2010 and 2009 Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (7) to the Fiscal 2011, 2010 and 2009 Summary Compensation Table.
(3)	Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, except that our common stock is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Fiscal 2011, 2010 and 2009 Summary Compensation Table on page 51.
(4)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	853,503
Lawrence W. Stranghoener	318,003
James (“Joc”) C. O’Rourke	81,604
Richard L. Mack	875,106
Richard N. McLellan	—

Potential Payments upon Termination or Change-in-Control

As discussed under “Compensation Components and Process – Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis on page 41, we have senior management severance and change in control agreements with our executive officers, including the Named Executive Officers, other than Mr. Beug who has retired. We have described Mr. Beug’s retirement arrangements under “Compensation Discussion and Analysis – Executive Officer Retirement” above.

The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 58; and

•

vested benefits under defined contribution retirement plans as described in note [(7)(b)] to the Fiscal 2011, 2010 and 2009 Summary Compensation Table and in the Fiscal 2011 Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary;

•

an amount equal to the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	elect to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

Amounts payable would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change-in-Control

In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•

our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary;

•

the minimum period for which the executive officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan would be reduced to one day;

•	if the executive officer has not used financial planning services or had an executive physical in the year of termination, we would pay the executive officer $7,000 and $10,000, respectively;

•

instead of reimbursing the executive officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the executive officer a lump sum equal to eighteen months of our portion of the premium costs;

•	we would pay the executive officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;

•	the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and

•

we would also credit the executive officer’s account under our nonqualified deferred compensation plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either:

•	exceed limitations for contributions to tax-qualified plans under the Internal Revenue Code; or

•

are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.

If the payments to an executive officer under the agreement together with amounts under other agreements or plans would subject the executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code on parachute payments as defined in Section 280G of the Internal Revenue Code, the benefits payable to the participant would be reduced if doing so would result in the best net benefit to the executive officer.

Description of Key Terms

For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:

•	material breach of the severance agreement;

•	gross neglect or willful failure or refusal to perform the executive officer’s duties;

•	personal dishonesty intended to result in substantial personal enrichment at our expense;

•	willful or intentional acts to injure The Mosaic Company or the executive officer’s reputation or business relationships;

•	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees;

•	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or

•	material breach of our Code of Business Conduct and Ethics.

•	“Good reason” means:

•	material demotion in status or duties;

•	requiring the executive officer to move his or her regular office location by more than 50 miles; or

•	material diminution in base salary.

•	A “qualified change-in-control termination” means termination of an executive officer’s employment by us without cause or by an executive officer for good reason:

•	within two years following a change-in-control (as the term change-in-control is defined below); or

•

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change-in-control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

•	A “change-in-control” occurs if:

•	one of the following events occurs:

•	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships;

•	an acquisition of 50% or more of the voting power of our outstanding voting stock; or

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

Obligations of our Executive Officers

The severance and change-in-control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:

•	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

•	competing with us.

Duration of Severance and Change-in-Control Agreements

The new severance and change-in-control agreements will expire March 31, 2014 unless renewed by us and the executive officer, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.

Stockholders who are interested in additional detail may refer to the complete text of the severance and change-in-control agreements, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Acceleration of Stock Options and Restricted Stock Units upon Change-in-Control

In addition to the provisions of the severance and change-in-control agreements described above, outstanding stock options and restricted stock units from fiscal 2006 through fiscal 2011 include contractual provisions for acceleration of vesting upon a change-in-control. In connection with such vesting, the dividend equivalents on restricted stock units granted in fiscal 2009 and subsequent years, as well as anti-dilution payments payable in 2011 and 2012 upon vesting of long-term incentive awards in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009, would become payable. A change-in-control under these contractual provisions would generally be a change-in-control under the provisions of the severance and change-in-control agreements. The contractual provisions in our stock options and restricted stock units remain in place until expiration or vesting of the stock options or restricted stock units. In place of this “single trigger,” long-term equity incentive awards granted in fiscal 2012 require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934.

Stockholders who are interested in additional detail may refer to the complete text of the forms used for grants of stock options and restricted stock units, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Quantification of Compensation Payable as a Result of Severance or Change-in-Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of May 31, 2011;

•

base salary, contribution and deferral percentages under the Mosaic Investment Plan and our non-qualified deferred compensation plan, respectively, and the level of life and disability insurance premiums were those in effect at May 31, 2011;

•

for each Named Executive Officer, the percentage designated by our Compensation Committee in lieu of the prior fiscal year target bonus percentage was that specified in the table under “Compensation Discussion and Analysis – Annual Incentives” on page 33;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for fiscal 2011;

•	reimbursement for health and dental premiums would be at the COBRA rates in effect at May 31, 2011;

•	unused vacation was the amount at May 31, 2011;

•

in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	the executive officer’s W-2 compensation for the five calendar years before the severance or change in control was the same as for calendar 2006 through 2010;

•	there are no relevant changes in tax laws from those in effect as of May 31, 2011; and

•	each Named Executive Officer maximized his contributions to the Mosaic Investment Plan.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

		Change-in-Control Compensation
Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Compensation due to Change-in-Control without Termination ($) (1)	Additional Compensation due to Qualified Change-in-Control Termination ($) (2)	Total Compensation due to Qualified Change-in-Control Termination ($) (3)
James T. Prokopanko
Cash Severance (4)	2,250,000	—	6,750,000	6,750,000
Stock Options	—	2,660,044	—	2,660,044
Restricted Stock Units	—	7,301,457	—	7,301,457
Health, Dental, Life and Disability Reimbursement (5)	19,513	—	52,696	52,696
Compensation for Unused Vacation	9,615	—	9,615	9,615
Outplacement Services	25,000	—	25,000	25,000
Financial Planning and Executive Physical	—	—	17,000	17,000
Nonqualified Deferred Compensation Plan (6)	—	—	49,863	49,863
Reduction to Avoid Excise Tax (7)	—	—	0	0

Total Estimated Incremental Value	2,304,128	9,961,501	6,904,174	16,865,675

Lawrence W. Stranghoener
Cash Severance (4)	1,032,500	—	2,065,000	2,065,000
Stock Options	—	761,385	—	761,385
Restricted Stock Units	—	2,146,519	—	2,146,519
Health, Dental, Life and Disability Reimbursement (5)	19,513	—	49,576	49,576
Compensation for Unused Vacation	0	—	0	0
Outplacement Services	25,000	—	25,000	25,000
Financial Planning and Executive Physical	—	—	17,000	17,000
Nonqualified Deferred Compensation Plan (6)	—	—	25,092	25,092
Reduction to Avoid Excise Tax (7)	—	—	0	0

Total Estimated Incremental Value	1,077,013	2,907,904	2,181,668	5,089,572

James (“Joc”) C. O’Rourke
Cash Severance (4)	1,058,750	—	2,117,500	2,117,500
Stock Options	—	675,597	—	675,597
Restricted Stock Units	—	2,621,085	—	2,621,085
Health, Dental, Life and Disability Reimbursement (5)	19,513	—	44,451	44,451
Compensation for Unused Vacation	9,308	—	9,308	9,308
Outplacement Services	25,000	—	25,000	25,000
Financial Planning and Executive Physical	—	—	17,000	17,000
Nonqualified Deferred Compensation Plan (6)	—	—	25,998	25,998
Reduction to Avoid Excise Tax (7)	—	—	49,510	49,510

Total Estimated Incremental Value	1,112,571	3,296,682	2,288,767	5,585,449

Richard L. Mack
Cash Severance (4)	799,000	—	1,598,000	1,598,000
Stock Options	—	524,118	—	524,118
Restricted Stock Units	—	1,509,299	—	1,509,299
Health, Dental, Life and Disability Reimbursement (5)	19,513	—	39,739	39,739
Compensation for Unused Vacation	27,115	—	27,115	27,115
Outplacement Services	25,000	—	25,000	25,000
Financial Planning and Executive Physical	—	—	17,000	17,000
Nonqualified Deferred Compensation Plan (6)	—	—	15,400	15,400
Reduction to Avoid Excise Tax (7)	—	—	0	0

Total Estimated Incremental Value	870,628	2,033,417	1,722,254	3,755,671

Richard N. McLellan
Cash Severance (4)	627,000	—	1,254,000	1,254,000
Stock Options	—	346,620	—	346,620
Restricted Stock Units	—	1,020,957	—	1,020,957
Health, Dental, Life and Disability Reimbursement (5)	19,513	—	45,894	45,894
Compensation for Unused Vacation	11,692	—	11,692	11,692
Outplacement Services	25,000	—	25,000	25,000
Financial Planning and Executive Physical	—	—	17,000	17,000
Nonqualified Deferred Compensation Plan (6)	—	—	15,004	15,004
Reduction to Avoid Excise Tax (7)	—	—	0	0

Total Estimated Incremental Value	683,205	1,367,577	1,368,590	2,736,167

(1)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on May 31, 2011 at a price of $70.85, the closing price of our common stock on May 31, 2011, shares of our common stock that:

•	they could acquire pursuant to stock options granted in fiscal 2011 or prior years for which we would accelerate vesting upon a change-in-control pursuant to the terms of the stock options; and

•	we would issue to the executive officers upon a change-in-control pursuant to the vesting of restricted stock units granted in fiscal 2011 or prior years.

Also includes the dividend equivalents on restricted stock units granted in fiscal 2009 and subsequent years, as well as anti-dilution payments payable after May 31, 2011 upon vesting of long-term incentive awards in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009. These amounts reflect an estimate of the compensation to the executive officers upon a change-in-control without termination of the executive officer’s employment.

(2)	Excludes the amounts in the “Compensation due to Change-in-Control without Termination” column and reflects the estimated amounts, in addition to those shown in the “Compensation due to Change-in-Control without Termination” column, of compensation to the executive officers upon a qualified change-in-control termination.
(3)	Shows the sum of the amounts in the “Compensation due to Change-in-Control Column without Termination” and the “Additional Compensation due to Termination After Change-in-Control without Cause or for Good Reason” column, and reflects the estimated aggregate amounts of compensation to the executive officers upon a qualified change-in-control termination.
(4)	Reflects base salary and an additional amount equal to the percent established by our Compensation Committee in lieu of prior fiscal year target bonus percent under our Management Incentive Plan multiplied by annual base salary, or, in the event of a qualified change-in-control termination, three times (for Mr. Prokopanko) and two times (for other executive officers) base salary and such additional amount, plus, for an executive officer employed by us for three months or more, or, in the event of a qualified change-in-control termination, one day, during the fiscal year in which termination occurs, a pro rata portion of the annual bonus that would have been payable under the Management Incentive Plan.
(5)	Reflects the estimated lump sum amount that we would pay the executive officer equal to eighteen months of our portion of the premiums under health, dental, executive disability and life insurance plans upon a qualified change-in-control termination, and the estimated amount that we would reimburse the executive officer if the executive officer elected to continue group health, dental or life coverage for the maximum of twelve months in all other cases provided under the severance and change-in-control agreements.
(6)	Reflects amounts that we would credit under to the executive officer’s account under our nonqualified deferred compensation plan that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either exceed limitations for contributions to tax-qualified plans under the Internal Revenue Code or are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.
(7)	The excise tax imposed by the Internal Revenue Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change in control payments calculated under Section 280G of the Internal Revenue Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. Under the severance and change in control benefits, if the excise tax would otherwise apply, the benefits payable to the executive officer would be reduced if doing so would result in the best net benefit to the executive officer.

Director Compensation

Non-Employee Directors

The director compensation policy in effect for fiscal 2011 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $170,000 to our Chairman of the Board and $85,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee and $10,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee and $5,000 to other members of this Committee; and

•

an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee, Environmental, Health, Safety and Sustainable Development Committee and Cargill Transactions Subcommittee of the Corporate Governance and Nominating Committee

In addition, the policy in effect during fiscal 2011 provided for a single annual grant of restricted stock units, valued at $170,000 for our Chairman of the Board and $85,000 for each other director. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Fiscal 2011 Non-Employee Director Compensation Table below.

Our Board, upon the recommendation of the Corporate Governance and Nominating Committee, also authorized a one-time payment to each member of a Special Committee of independent directors formed by the Board to facilitate a full and fair evaluation of the New Horizon Transaction in recognition of their three years of service on the Special Committee, as follows: $200,000 to Mr. MacKay, the Chair of the Special Committee; $40,000 to Mr. Monahan and $25,000 to Mr. Graber, each of whom served on the Steering Sub-Committee of the Special Committee; and $15,000 to each other member of the Special Committee.

We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions. We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During fiscal 2011, James T. Prokopanko, our current CEO, was both an employee and a director. All of our compensation to our CEO for fiscal 2011 is set forth under “Executive Compensation Tables” beginning on page 51.

The following table and accompanying narrative and notes provide information about our compensation for service during fiscal 2011 by directors who were not employees at any time during the fiscal year.

Fiscal 2011 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	Option Awards ($) (6)	All Other Compensation ($) (7)	Total ($)
Phyllis E. Cochran	115,000	84,973	—	2,111	202,084
William R. Graber	130,000	84,973	—	2,111	217,084
Emery N. Koenig	55,343	84,973	—	—	140,316
Robert L. Lumpkins	170,000	170,007	—	4,222	344,229
Harold H. MacKay	305,000	84,973	—	2,111	392,084
David B. Mathis	115,000	84,973	—	2,111	202,084
William T. Monahan	150,000	84,973	—	2,111	237,084
James L. Popowich	105,000	84,973	—	386	190,359
Sergio Rial	55,343	84,973	—	—	140,316
David T. Seaton	106,745	84,973	—	—	191,718
Steven M. Seibert	106,511	84,973	—	2,111	193,595
F. Guillaume Bastiaens(8)	35,165	—	—	2,111	37,276
Richard D. Frasch(8)	29,890	—	—	1,370	31,260

(1)	Reflects the aggregate amount of the cash retainers paid for fiscal 2011 as well as the one-time payments to members of the Special Committee related to the New Horizon Transaction.
(2)	Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, except that our common stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. No directors participated in the non-qualified deferred compensation plan during fiscal 2011.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

(3)	Reflects the grant date fair value for restricted stock units granted to directors, determined in accordance with ASC Topic 718.

The assumptions used in our valuation of these awards are discussed in note 20 to our audited financial statements for fiscal 2011.

(4)	The date of our annual grant of restricted stock units to non-employee directors in fiscal 2011 was October 7, 2010, the date of our 2010 Annual Meeting of Stockholders.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our common stock on the date of grant.

The restricted stock units granted in fiscal 2011 to non-employee directors will vest completely on October 7, 2011. If a director ceases to be a director prior to vesting, the director will forfeit the restricted stock units except in the event of death (in which case the restricted stock units will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested restricted stock units, common stock will be issued immediately, in the event of the director’s death, or on October 7, 2013, except that restricted stock units of a director who is removed for cause will be forfeited. The fiscal 2011 restricted stock unit awards include dividend equivalents that will be paid at the same time as we issue shares of our common stock after the awards vest. A director may elect that up to half of the restricted stock units granted to the director in fiscal 2011 be paid in cash rather than shares of common stock.

(5)	The following table shows the number of restricted stock units held at May 31, 2011 by each director who was not an employee at any time during the fiscal year:

Director	Restricted Stock Units Held at May 31, 2011 (#)	Vesting Date (a)
Robert L. Lumpkins	4,655 3,423 2,763	10/9/09 10/8/10 10/7/11

Each of Phyllis E. Cochran William R. Graber, Harold H. MacKay, David B. Mathis, William T. Monahan, James L. Popowich and Steven M. Seibert	2,327 1,712 1,381	10/9/09 10/8/10 10/7/11

Each of F. Guillaume Bastians and Richard D. Frasch	2,327 1,712	10/9/09 10/8/10

David T. Seaton	973 1,712 1,381	4/16/10 10/8/10 10/7/11

Each of Emery N. Koenig and Sergio Rial	1,381	10/7/11

(a)	The restricted stock units vest or vested on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause or before the annual meeting of stockholders following the date of grant. See note (4) above with respect to issuance of common stock following the vesting date.

(6)	The following table shows the number of shares subject to stock options held at May 31, 2011 by each director who was not an employee at any time during the fiscal year. These options were granted by IMC to its directors prior to the business combination between IMC and the fertilizer businesses of Cargill and were assumed by us in the combination. All of these options are fully vested.

Director	Nonqualified Stock Options Vested and Exercisable at May 31, 2011 (#)	Grant Price ($)	Expiration Date
Harold H. MacKay	4,800 9,150 7,800	12.15 9.75 11.59	5/10/12 5/16/13 5/14/14

David B. Mathis	9,800 7,800	12.15 11.59	5/10/12 5/14/14

(7)	Reflects anti-dilution payments for fiscal 2011 to non-employee directors in order to address the dilutive effects, on restricted stock units that vested in fiscal 2011, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009. The anti-dilution payments to non-employee directors were on the same terms as the anti-dilution payments to employees, which we have described under “Compensation Discussion and Analysis – Special Dividend on Common Stock” on page 43.

(8)	Messrs. Bastiaens and Frasch retired from our Board at the conclusion of our 2010 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was formed on October 22, 2004 through the business combination (the “Combination”) of IMC and the fertilizer businesses of Cargill. Prior to May 25, 2011, Cargill owned approximately 64% of our outstanding common stock. We have engaged and continue to engage in transactions with Cargill as described in the following paragraphs.

New Horizon Transaction

On May 25, 2011, we consummated the first in a series of transactions intended to result in the split-off and orderly distribution of Cargill’s approximately 64% equity interest in us through a series of public offerings through the New Horizon Transaction. These transactions included the following:

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A Merger (the “Merger”) between a subsidiary of ours and our predecessor public company that was then known as The Mosaic Company. Prior to the Merger, we were a wholly-owned subsidiary of our predecessor public company. In connection with the Merger, this predecessor public company was renamed MOS Holdings Inc. (“MOS Holdings”) and we were renamed The Mosaic Company. The Merger had the effect of recapitalizing our prior common stock and making us the parent company of MOS Holdings. In the Merger, all of the outstanding stock of MOS Holdings was converted, on a one-for-one basis, into either our common stock, class A common stock or class B common stock. Following the Merger, our common stock continues to trade on the New York Stock Exchange under the ticker symbol MOS.

•

Cargill conducted a split-off (the “Split-off”) in which it exchanged approximately 178.3 million of our shares that it received in the Merger for shares of Cargill stock held by certain Cargill stockholders (the “Exchanging Cargill Stockholders”), including the MAC Trusts.

•

Cargill also exchanged all of the remaining 107.5 million of our shares that it received in the Merger with certain debt holders of Cargill (the “Exchanging Cargill Debt Holders”) for Cargill debt (the “Debt Exchange”). As of May 25, 2011, Cargill no longer owned any outstanding shares of Mosaic.

•

The MAC Trusts and the Exchanging Cargill Debt Holders (collectively, the “Selling Stockholders”) then sold an aggregate of 115 million shares of our common stock that they received in the Split-off and the Debt Exchange in an underwritten secondary public offering (the initial “Formation Offering”).

Pursuant to a ruling from the U.S. Internal Revenue Service, the Merger, Split-off and Debt Exchange are expected to be tax-free to Cargill, Mosaic and their respective stockholders.

We have agreed to conduct a series of additional Formation Offerings, if necessary, within 15 months after the Split-off to provide for the sale of an additional 42 million of the shares of our stock received by the MAC Trusts in the Split-off.

All other shares of our stock received by the Exchanging Cargill Stockholders and not sold in the Formation Offerings (approximately 129 million shares in the aggregate) are generally subject to transfer restrictions and will be released in three equal annual installments beginning on the two and one- half year anniversary of the Split-off. We will, at the request of the MAC Trusts or at our own election, register certain of our shares for sale in a secondary offering that could occur each year after the second anniversary of the Split-off, with the first such offering occurring not earlier than twelve months after the last of the Formation Offerings and certain other primary or secondary offerings.

Following 180 days after the four-and-a-half year anniversary of the Split-off, the MAC Trusts have the right to request, on two separate occasions, that we file a registration statement under the Securities Act of 1933, pursuant to which the MAC Trusts could sell any remaining shares received in the Split-off.

In addition, the MAC Trusts and each other Significant Stockholder (which consisted of each Cargill stockholder that participated in the Split-off, who, to Cargill’s knowledge at the time of closing, was reasonably expected to, or be part of a group of stockholders that was reasonably expected to, beneficially own 5% or more of the voting power for the election of our directors following the Split-off) has become a party to the Governance Agreement. The Governance Agreement is described under the caption “Questions and Answers About the Annual Meeting and Voting – What vote is required for the election of directors and the conversion and other proposals to be approved?” If the Conversion Proposal is approved, no Significant Stockholder, other than the MAC Trusts, is expected to beneficially own in excess of 5% of the total outstanding shares of Mosaic capital stock and, accordingly, the transfer and standstill restrictions contained in the Governance Agreement would cease to apply to all Significant Stockholders other than the MAC Trusts.

We have agreed that, among other things, and subject to certain exceptions, we will not engage in certain prohibited acts (“Prohibited Acts”) for a period ending two years after the Merger and that we will indemnify Cargill for certain taxes and tax-related losses imposed on Cargill if we engage in a Prohibited Act or in the event we are in breach of representations or warranties made in support of the tax-free nature of the Merger, Split-off and Debt Exchange, if our Prohibited Act or breach causes the Merger, Split-off and/or Debt Exchange to fail to qualify as tax-free transactions.

Generally speaking, Prohibited Acts include:

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Entering into any agreements, understandings, arrangements or substantial negotiations pursuant to which any person would acquire, increase or have the right to acquire or increase such person’s ownership interest in us, provided that equity issuances, redemptions from the MAC Trusts and approvals of transfers within an agreed-upon “basket” of up to approximately 40.6 million shares (subject to reductions in the event of redemptions) are not Prohibited Acts.

•	Approving or recommending a third-party tender offer or exchange offer for our stock or causing or permitting any merger, reorganization, combination or consolidation of Mosaic or MOS Holdings.

•	Causing our “separate affiliated group” (as defined in the Internal Revenue Code) to fail to be engaged in the fertilizer business.

•

Reclassifying, exchanging or converting any shares of our stock into another class or series, or changing the voting rights of any shares of our stock (other than the Conversion Proposal) or declaring or paying a stock dividend in respect of our common stock.

•

Facilitating the acquisition of Mosaic’s stock by any person or coordinating group (as defined in IRS regulations) (other than Cargill and its subsidiaries), if such acquisition would result in any person or coordinating group beneficially owning 10% or more of our outstanding common stock.

•

Facilitating participation in management or operation of Mosaic (including by becoming a director) by a person or coordinating group (as defined in IRS regulations) (other than Cargill and its subsidiaries) who beneficially owns 5% or more of our outstanding common stock

We expect the New Horizon Transaction to benefit us by improving our long-term strategic and financial flexibility, as well as greatly increasing the liquidity of our common stock. The New Horizon Transaction resulted in no change to the total number of our outstanding shares, the economic rights of our shares or earnings per share. The New Horizon Transaction also is not expected to have a material impact on our underlying financial performance or current business operations.

Reimbursement of Pre-Combination Incentive Compensation

In connection with the combination between IMC and the fertilizer businesses of Cargill, certain former Cargill employees who became our employees retained their stock options and cash performance options granted by Cargill prior to the combination pursuant to Cargill’s compensation plans. Liabilities associated with these stock options and cash performance options were primarily related to the Cargill fertilizer businesses and we assumed them. Our maximum aggregate reimbursement obligation to Cargill for costs associated with pre-combination stock options and cash performance options under no circumstances can exceed $9.8 million. We have no reimbursement obligation for any pre-combination stock option or cash performance option award to any former Cargill employees who were our executive officers as of April 11, 2005. During fiscal 2011, we did not reimburse Cargill for costs associated with the pre-combination stock options and cash performance options. To date, we have reimbursed Cargill a total of $9.8 million for these costs.

Pension Plans and Other Benefits

Pension and other postretirement benefit liabilities for certain former employees of Cargill’s fertilizer businesses were not transferred to us in the Combination. These former Cargill employees remain eligible for pension and other postretirement benefits under Cargill’s plans. Cargill incurs the associated costs and charges them to us. The amount that Cargill may charge us for these pension costs may not exceed $2.0 million per year and is capped at $19.2 million in the aggregate. This cap does not apply to the costs associated with certain union participants who were active participants and earned service credit under Cargill’s pension plan after the Combination and on or prior to December 31, 2010. We incurred costs of approximately $2.9 million under these arrangements in fiscal 2011.

Other Transactions with Cargill

We engage in various other transactions with Cargill. Throughout fiscal 2011, our Corporate Governance and Nominating Committee had a Cargill Transactions Subcommittee, comprised solely of independent directors, that was responsible for reviewing and approving these transactions, arrangements and agreements. Our Related Person Transactions Approval Policy provided for the delegation of approval authority for certain transactions with Cargill to an internal committee comprised of senior managers. The internal management committee was required to report its activities to the Cargill Transactions Subcommittee on a periodic basis. In light of the New Horizon Transaction, on July 21, 2011, our Board amended our Related Person Transactions Approval Policy to eliminate the special provisions applicable to transactions with Cargill and disbanded the Cargill Transactions Subcommittee.

Following is a summary of our other transactions with Cargill during fiscal 2011. We negotiated each of these transactions with Cargill on the basis of what we believe to be competitive market practices.

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Supply Agreements. We sell fertilizer to Cargill or its subsidiaries under supply agreements for resale through their retail stores in the United States and Western Canada. We sell phosphate fertilizer under a supply agreement with Cargill’s subsidiary in Argentina. We also have an agreement to sell untreated white muriate of potash to Cargill’s salt business in the United States. In addition, we have various agreements relating to the supply of feed grade phosphate, potash and urea products to Cargill’s animal nutrition, grain and oilseeds, and poultry businesses.

•	Spot Fertilizer Sales. From time to time, we make spot fertilizer sales to Cargill’s subsidiary in Paraguay and Bolivia.

•	Ocean Transportation Agreement. We have agreements with Cargill’s Ocean Transportation Division to perform various freight related service for us.

•	Barter Agreements. We have barter relationships with Cargill’s grain and oilseeds businesses in Brazil and Argentina. The number of barter transactions varies from year to year.

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Miscellaneous Co-Location Agreements. We have various office sharing and sublease arrangements with Cargill in various geographic locations, including with respect to certain offices in China and the United States.

•	Miscellaneous. There are various other agreements between us and Cargill which we believe are not significant to us.

For fiscal 2011, Mosaic’s Consolidated Statement of Earnings included the following transactions with Cargill:

(in millions)	Year ended May 31, 2011
Transactions with Cargill included in net sales	$238.1
Transactions with Cargill included in cost of goods sold	146.8
Transactions with Cargill included in selling, general and administrative expenses	6.1
Interest income received from Cargill	0.2

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, the Compensation Committee of our Board of Directors was comprised of Ms. Cochran and Messrs. Mathis, Monahan, Popowich and Seaton and, prior to his retirement from our Board in October 2010, Mr. Bastiaens. No Compensation Committee interlocks nor insider participation occurred during fiscal 2011.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the Annual Report on Form 10-K:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the Annual Report on Form 10-K. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the reports of KPMG LLP be included in the Annual Report on Form 10-K for the year ended May 31, 2011 for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for our 2012 fiscal year.

Respectfully submitted,

William R. Graber, Chair

Phyllis E. Cochran

David B. Mathis

William T. Monahan

Fees Paid to Independent Registered Public Accounting Firm

During our 2011 and 2010 fiscal years, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2011	2010
Audit Fees	$4,699,000	$4,984,000
Audit-Related Fees	1,535,000	862,000
Tax Fees	516,000	362,000
All Other Fees	7,000	0

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, accounting consultations and due diligence review assistance. No internal audit assistance services were rendered during such periods. Fiscal 2011 audit fees included $1.1 million for work associated with the New Horizon Transaction.

Tax fees include tax compliance fees related to tax return preparation and review and services related to proposed tax regulations.

Other fees include fees associated with providing our Canadian employees with IFRS training.

The Audit Committee of the Board of Directors has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our 2011 and 2010 fiscal years were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for our 2011 and 2010 fiscal years were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 2 – CONVERSION OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK

Our Board of Directors has authorized, and recommends for approval, the conversion of our issued and outstanding shares of class B common stock into shares of our class A common stock, thereby eliminating all of the “high vote” shares of class B common stock. Pursuant to the conversion, each issued and outstanding share of each series of our class B common stock will be converted on a one-for-one basis into shares of the corresponding series of our class A common stock. The Conversion Proposal, if approved by our stockholders, would simplify our capital structure and is expected to have the other benefits discussed under “Reasons for the Conversion” below.

In order for the Conversion Proposal to be approved, it must receive the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, class A common stock and class B common stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, with each share having one vote.

Background of our Current Capital Structure and the Conversion Proposal

As discussed under “Certain Relationships and Related Transactions – New Horizon Transaction” on page 73, at a special meeting of our stockholders on May 11, 2011, the stockholders of MOS Holdings (our predecessor public company) adopted a Merger and Distribution Agreement (as it may be amended from time to time, the “Merger Agreement”), dated as of January 18, 2011, among us, MOS Holdings, GNS Merger Sub LLC, Cargill and, for the limited purposes set forth therein, the MAC Trusts. As part of the transactions implemented pursuant to the Merger Agreement, our common stock was recapitalized on May 25, 2011 into shares of (i) common stock, (ii) four series of class A common stock and (iii) three series of class B common stock (the “recapitalization”) and we have maintained this capital structure since such time. As discussed under the caption “Certain Relationships and Related Transactions – New Horizon Transaction,” the recapitalization and other transactions contemplated by the Merger Agreement were effected to facilitate the consummation of the Split-off, the Debt Exchange and related transactions.

In addition, as part of the recapitalization approved by our stockholders, our certificate of incorporation was amended and restated. Our existing certificate of incorporation, among other things, provides that:

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each share of each series of class A common stock is entitled to one vote per share with respect to all matters to which holders of class A common stock are entitled to vote, is subject to certain transfer restrictions, is converted into shares of common stock at designated times and has certain class voting rights, as set forth in our certificate of incorporation;

•

each share of each series of class B common stock is entitled to ten votes per share with respect to the election of directors and one vote per share with respect to all other matters on which holders of class B common stock are entitled to vote, is subject to certain transfer restrictions, is converted into a share of either class A common stock or common stock in certain circumstances and has certain class voting rights, as set forth in our certificate of incorporation; and

•

each share of common stock is entitled to one vote per share with respect to all matters to which holders of common stock are entitled to vote and has certain class voting rights, as set forth in our certificate of incorporation.

Our certificate of incorporation also provides that if, prior to the 30-month anniversary of the closing of the Split-off, our Board of Directors submits to our stockholders a proposal for the conversion of the issued and outstanding shares of each series of class B common stock into the corresponding series of class A common stock and such proposal is approved by the affirmative vote of the holders of a majority of the voting power of the shares of common stock, class A common stock and class B common stock represented in person or by proxy and entitled to vote at the meeting, voting together as a single class, then all of the shares of the class B common stock then outstanding will be converted, automatically and without payment of additional consideration or further action by the holders thereof, as follows:

•	each outstanding share of class B common stock, series B-1 will be converted into one fully paid and non-assessable share of class A common stock, series A-1,

•	each outstanding share of class B common stock, series B-2 will be converted into one fully paid and non-assessable share of class A common stock, series A-2, and

•	each outstanding share of class B common stock, series B-3 will be converted into one fully paid and non-assessable share of class A common stock, series A-3.

After the New Horizon Transaction, our Board has reviewed our current capital structure in which the class B common stock is entitled to ten votes per share for the election of directors. After consideration of the issues associated with, among other things, having a class of stock with superior voting rights for the election of directors and upon consultation with senior management and outside advisors, our Board has determined that the Conversion Proposal is fair to and in the best interests of Mosaic and its stockholders, including holders of common stock, class A common stock and class B common stock, viewed separately, and has authorized and recommended stockholder approval of the Conversion Proposal.

Reasons for the Conversion

In determining to approve the conversion and recommend the Conversion Proposal to our stockholders, our Board considered a number of factors, including the possible benefits that we and our stockholders may derive from each of the following:

•	alignment of voting rights with the economic risks of ownership of our capital stock;

•	reduction in investor confusion resulting from the holders of the class B common stock having ten votes per share for the election of directors;

•	reduction in the complexity of corporate governance related to the election of directors by the holders of the class B common stock; and

•

improvement in the liquidity of our shares, as the class A shares ultimately will convert to common stock whereas the class B shares are currently not eligible for conversion under the terms of our certificate of incorporation in the absence of a conversion approved by our stockholders.

Our Board also considered the following factors in connection with its approval of the conversion and recommendation of the Conversion Proposal:

•	the holders of our common stock, class A common stock and class B common stock currently have the same economic rights, with the only material differences between the three classes consisting of the following: (i) the special voting rights for the election of directors for the holders of class B common stock, (ii) the different conversion provisions and the different transfer restrictions for the class A common stock and class B common stock in our certificate of incorporation, (iii) certain class voting rights required by Delaware law and (iv) the class A common stock and class B common stock are not permitted to be listed on any securities exchange and the common stock is listed on the NYSE;

•

in any reorganization or in any merger, share exchange, consolidation or combination of Mosaic with any other company, holders of our common stock, class A common stock and our class B common stock are entitled to receive the same per share consideration; and

•	the conversion is not expected to result in taxable income to Mosaic or to the holders of our common stock, class A common stock or class B common stock.

This discussion of information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered by our Board of Directors in making its decision. In view of the factors considered by our Board of Directors in connection with its evaluation of the Conversion Proposal and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors. We cannot assure you when or if any specific potential benefits considered by our Board of Directors will be realized.

Conditions Precedent to Effectiveness of the Conversion

The effectiveness of the proposed conversion of each issued and outstanding share of each series of our class B common stock into the corresponding shares of each series of our class A common stock is conditioned upon approval of the Conversion Proposal by a majority of the voting power of the outstanding shares of common stock, class A common stock and class B common stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class.

The conversion will become effective immediately prior to the close of business on the date that the Conversion Proposal is approved by our stockholders.

Certain Effects of the Conversion

If the conversion is completed, each issued and outstanding share of each series of our outstanding class B common stock will automatically be converted into a share of the corresponding series of our class A common stock, as follows:

•	each outstanding share of class B common stock, series B-1 will be converted into one fully paid and non-assessable share of class A common stock, series A-1;

•	each outstanding share of class B common stock, series B-2 will be converted into one fully paid and non-assessable share of class A common stock, series A-2; and

•	each outstanding share of class B common stock, series B-3 will be converted into one fully paid and non-assessable share of class A common stock, series A-3.

Pursuant to the terms of our certificate of incorporation, after the conversion of each outstanding share of class B common stock, such share of class B common stock:

•

shall be deemed to be no longer outstanding and all rights with respect to such share of class B common stock shall immediately cease and terminate at the effective time of the conversion, except only the right of the holder thereof to receive a share of class A common stock (of the corresponding series) in exchange therefor and to receive payment of any dividends declared but unpaid on the shares so converted for which the record date has already occurred; and

•	shall be retired and cancelled and may not be reissued as a share of class B common stock.

Voting Power — Election of Directors. The holders of our class B common stock currently have the right to cast ten votes per share for the election of directors, and the holders of our class A common stock and common stock currently have the right to cast one vote per share for the election of directors. After the conversion, all holders of our outstanding shares of capital stock (common stock and class A common stock) will have identical voting rights for the election of directors. As a result, existing holders of our class B common stock will no longer have superior rights with respect to the election of our Board of Directors.

Voting Power — All Other Matters. As to all matters on which our stockholders are entitled to vote other than for the election of our Board of Directors, the holders of common stock, class A common stock and class B common stock are entitled to cast one vote per share. Delaware law requires a separate class vote by shares of a class if an amendment to our certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class or par value of shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect these powers, preferences or rights adversely. In addition, our certificate of incorporation provides the holders of each class of our stock certain class voting rights in specified circumstances. Upon the conversion, the class B common stock will cease to be outstanding and such class votes will no longer be applicable. The conversion will have no impact on the voting power of holders of common stock and class A common stock.

Economic Equity Interests. The proposed conversion will have no impact on the economic equity interests of holders of our common stock, class A common stock and class B common stock, including with regard to dividends, liquidation rights or redemption. As of the record date for the Annual Meeting, the shares held by the holders of our common stock, class A common stock and our class B common stock represented approximately [•]%, [•]% and [•]%, respectively, of the total outstanding shares of our capital stock. After the conversion of class B common stock, the shares of class A common stock to be held by the current holders of class B common stock and the shares of common stock and class A common stock held by existing holders would represent the same proportions of the total outstanding shares of our capital stock as they had immediately prior to the conversion.

Capitalization. The conversion will have no impact on the total issued and outstanding shares of our capital stock. As of the record date for the Annual Meeting, there were [•] shares of our capital stock issued and outstanding, consisting of [•] shares of common stock, 57,768,374 shares of class A common stock and 112,991,398 shares of class B common stock. As a result of the conversion, there would be 170,759,772 shares of class A common stock outstanding immediately after the effective time of the conversion and no shares of class B common stock outstanding. Therefore, the conversion will not impact the total issued and outstanding shares of our capital stock, but rather will only increase the number of shares of class A common stock outstanding in an amount equivalent to the number of shares of class B common stock outstanding prior to the conversion. In addition, the conversion will not increase our total number of authorized shares of common stock or class A common stock. Accordingly, immediately after the conversion, our authorized capital stock will consist of 1,000,000,000 shares of common stock, 275,000,000 shares of class A common stock, 200,000,000 shares of class B common stock (which as a result of the conversion cannot be re-issued and will cease to be authorized upon the filing of a certificate of elimination) and 15,000,000 shares of preferred stock.

Market Price. Our class A common stock and class B common stock are not listed on any securities exchange. Therefore, the conversion will not have any effect on the market price of shares of common stock. After the conversion, the market price of shares of common stock will depend, as before the conversion, on many factors including our future performance, general market conditions and conditions in the industries in which we operate, many of which are outside of our control. Accordingly, we cannot predict the price at which the common stock will trade following the conversion. On August 10, 2011, the last practicable trading date prior to the filing of the preliminary Proxy Statement relating to this proposal, the closing price per share of our common stock on the NYSE was $59.48. On [•], 2011, the last practicable trading date prior to the date of this Proxy Statement, the closing price per share of our common stock on the NYSE was $[•].

NYSE Listing. The class A common stock will not be listed on the NYSE. However, the NYSE has approved, subject to official notice of issuance, the listing of the common stock that the class A common stock is scheduled to convert into as provided in our certificate of incorporation. Our common stock is listed on the NYSE under the symbol “MOS.”

Operations. The proposed conversion will have no impact on our business operations.

Transfer Restrictions. Shares of class A common stock into which the class B common stock will be converted if the Conversion Proposal is approved will be subject to the same transfer restrictions contained in our certificate of incorporation as applicable to the current shares of class A common stock.

Governance Agreement Restrictions. If the Conversion Proposal is approved, no Significant Stockholder (as defined above under the caption “Questions and Answers About the Annual Meeting and Voting – What vote is required for the election of directors and the conversion and other proposals to be approved?”), other than the MAC Trusts, is expected to beneficially own in excess of 5% of the total outstanding shares of Mosaic capital stock and accordingly the transfer and standstill restrictions contained in the Governance Agreement would cease to apply to all Significant Stockholders other than the MAC Trusts.

Certain U.S. Federal Income Tax Consequences

We have summarized below certain U.S. federal income tax consequences of the conversion based on the Internal Revenue Code (referred to as the “Code”) to the holders of class B common stock. There will be no tax consequences to the holders of common stock or Class A common stock as a result of the conversion. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of class B common stock in light of such stockholder’s individual circumstances. In addition, this summary does not address any state, local or foreign tax consequences of the proposed conversion. This summary is included for general information purposes only and is not intended to constitute advice regarding the U.S. federal income tax consequences of the proposed conversion. Since the tax consequences to the holder of class B common stock will depend on such stockholder’s particular facts and circumstances, such stockholder is urged to consult its own tax advisor with respect to the tax consequences of the conversion, including tax reporting requirements.

We believe that as a result of the conversion:

•	no gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of our class B common stock upon the conversion of class B common stock into class A common stock;

•

a stockholder’s basis in its new shares of class A common stock will be the same as such stockholder’s basis in the class B common stock converted to such class A common stock pursuant to the conversion;

•

a stockholder’s holding period for its new shares of class A common stock will include such stockholder’s holding period for the class B common stock converted to such class A common stock pursuant to the conversion; and

•	no gain or loss will be recognized for U.S. federal income tax purposes by us upon the conversion of class B common stock into class A common stock.

Accounting Considerations

We do not expect that the conversion will have any effect on our earnings or book value per share.

Stock Certificates

If the proposed conversion is approved and the conversion is effected, your existing certificates formerly representing shares of class B common stock will automatically represent an equal number of the corresponding series of shares of class A common stock into which the shares of class B common stock were converted pursuant to the conversion. Accordingly, it will not be necessary for record holders of class B common stock to exchange their existing certificates for new certificates. However, if they so desire, such holders may at any time after the effective date of the conversion surrender their existing certificates at the office of our transfer agent together with written notice that such holders would like new certificates representing shares of class A common stock into which their shares of class B common stock were converted pursuant to the conversion.

Required Vote

All holders of record of shares of common stock, class A common stock and class B common stock on the record date are entitled to cast one vote per share with regard to the conversion. Approval of the Conversion Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, class A common stock and class B common stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class.

No Appraisal Rights

Holders of our common stock, class A common stock and class B common stock do not have appraisal rights under Delaware law or under our certificate of incorporation or bylaws in connection with the Conversion Proposal.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the conversion.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 20, 2011, the Audit Committee of the Board of Directors appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending May 31, 2012 and the effectiveness of internal control over financial reporting as of May 31, 2012.

While we are not required to do so, we are submitting the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2012 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

PROPOSAL NO. 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote to approve, on a non-binding advisory basis, the fiscal 2011 compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (also referred to as a “Say on Pay”).

The Compensation Discussion and Analysis section of this proxy statement, beginning on page 25, describes in greater detail Mosaic’s executive compensation programs and decisions made by our Compensation Committee in fiscal 2011. The Compensation Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby annual incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s proxy statement for its 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is not binding upon Mosaic. However, our Board of Directors and our Compensation Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers.

PROPOSAL NO. 5 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also require that, at least once every six years, stockholders be afforded the opportunity to recommend to the Board of Directors whether future advisory votes on executive compensation should occur every one, two or three years. This proposal offers stockholders the opportunity to cast a non-binding advisory vote on how often Mosaic should include a Say on Pay proposal in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which Mosaic must include executive compensation information in the proxy statement for that meeting). In addition, stockholders may abstain from voting.

After careful consideration, our Board of Directors, upon the recommendation of our Compensation Committee, has determined that an annual advisory vote on executive compensation is appropriate for Mosaic at the present time. Annual advisory votes will allow our stockholders to provide direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year. This is consistent with our efforts to seek input from our stockholders, and will make the results of the vote more relevant and meaningful to the Board of Directors. We understand that our stockholders may have different views as to the best approach for Mosaic, and we look forward to hearing from our stockholders on this proposal.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting). The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, in the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes cast to be the option selected by stockholders. As an advisory vote, this proposal is not binding upon Mosaic. However, our Board of Directors and our Compensation Committee, which administers Mosaic’s executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making a determination regarding the frequency of future Say on Pay advisory votes. Although the Board of Directors has provided its recommendation, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends an advisory “Say on Pay” vote on an annual basis (as opposed to every two years or every three years).

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2012 Annual Meeting of Stockholders. For business to be properly brought before the 2012 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2012 Annual Meeting must be received by the Corporate Secretary no earlier than June [•], 2012 and no later than July [•], 2012;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

•	the class and number of shares the stockholder beneficially owns; and

•	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Policies Relating to the Board of Directors – Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2012 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by April [•], 2012 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2012 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by Mosaic are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC permits Mosaic to “incorporate by reference” information into this Proxy Statement. This means that Mosaic can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or by information contained in documents filed with or furnished to the SEC after the date of this Proxy Statement that is incorporated by reference in this Proxy Statement.

This Proxy Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Mosaic and its financial condition.

Mosaic Securities and Exchange Commission Filings (SEC File Number 001-32327):	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended May 31, 2011

Current Reports on Form 8-K	Filed June 15, 2011, June 30, 2011, July 7, 2011, and July 11, 2011 (other than the portions of those documents not deemed to be filed)

In addition, Mosaic also incorporates by reference additional documents that Mosaic may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this Proxy Statement and the date of the Annual Meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Our 2011 Annual Report to Stockholders, including financial statements for the fiscal year ended May 31, 2011, accompanies this Proxy Statement.

Documents incorporated by reference into this Proxy Statement and the Annual Report to Stockholders are available from Mosaic, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Proxy Statement. You can obtain documents incorporated by reference in this Proxy Statement from the SEC’s website at http://www.sec.gov or from Mosaic’s website at www.mosaicco.com (“Investors” tab) or by requesting them in writing or by telephone from Mosaic at the following address and telephone number:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, Minnesota 55441

Attention: Vice President – Investor Relations

Telephone: (763) 577-8213

Mosaic has not authorized anyone to give any information or make any representation about the Annual Meeting that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that are incorporated by reference into this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this Proxy Statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Proxy Statement by reference or in our affairs since the date of this Proxy Statement. The information contained in this Proxy Statement speaks only as of the date of this Proxy Statement unless the information specifically indicates that another date applies.

OTHER MATTERS

We know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of 2011 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2011 Annual Meeting of Stockholders.

DIRECTIONS TO THE CROWNE PLAZA HOTEL

The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Crowne Plaza Hotel is (763) 559-6600.

General Directions

The Crowne Plaza Hotel is just east of I-494 between Hwy 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October [—], 2011.

THE MOSAIC COMPANY
THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

Meeting Information
Meeting Type: Annual
For holders as of: August [—], 2011
Date: October [—], 2011 Time: 10:00 AM
Location: Crowne Plaza Hotel
3131 Campus Drive Plymouth, Minnesota 55441

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote—

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September [—], 2011 to facilitate timely delivery.

— How To Vote— Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following:
1.	Election of four directors for terms expiring in 2014, each as recommended by the Board of Directors;
Nominees:
01) Nancy E. Cooper
02) James L. Popowich
03) James T. Prokopanko
04) Steven M. Seibert
The Board of Directors recommends you vote FOR the following proposals:
2.	Conversion of each issued and outstanding share of each series of our class B common stock on a one-for-one basis into shares of the corresponding series of our class A common stock;
3.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2012 and the effectiveness of internal control over financial reporting as of May 31, 2012;

4.	A non-binding advisory vote on executive compensation (“Say-on-Pay”);

The Board of Directors recommends you vote 1 year on the following proposal:
5.	A non-binding advisory vote on the frequency of Say-on-Pay votes; and
6.	Any other business that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M37931-P16223

THE MOSAIC COMPANY

Annual Meeting of Stockholders

October [•], 2011 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack, and each of them with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of The Mosaic Company to be held at Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on October [•], 2011 at 10:00 a.m., local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the Annual Meeting of Stockholders of The Mosaic Company to be held on October [•], 2011 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by October [•], 2011, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37930-P16223	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MOSAIC COMPANY		For	Withhold	For All
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of four directors for terms expiring in 2014, each as recommended by the Board of Directors;	☐	☐	☐

Nominees:

01) Nancy E. Cooper
02) James L. Popowich
03) James T. Prokopanko
04) Steven M. Seibert

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Conversion of each issued and outstanding share of each series of our class B common stock on a one-for-one basis into shares of the corresponding series of our class A common stock;	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2012 and the effectiveness of internal control over financial reporting as of May 31, 2012;	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

4.	A non-binding advisory vote on executive compensation (“Say-on-Pay”);	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

5.	A non-binding advisory vote on the frequency of Say-on-Pay votes; and ☐	☐	☐	☐

6.	Any other business that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date